                                                                   EXHIBIT 10.45
================================================================================

                           POWER PURCHASE AGREEMENT

                                    between

                          National Power Corporation

                                      and

                       San Pascual Cogeneration Company
                              International B.V.



                                  SAN PASCUAL
                              COGENERATION POWER
                          PRODUCTION FACILITY PROJECT



                              September 10, 1997


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                 Page No.

RECITALS...........................................................    1
ARTICLE 1 - DEFINITIONS AND INTERPRETATION.........................    2
      1.1   DEFINITIONS............................................    2
            -----------
      1.2   HEADINGS...............................................    9
            --------
      1.3   INTERPRETATION.........................................    9
            --------------
      1.4   ABBREVIATIONS..........................................   10
            -------------
ARTICLE 2. - SCOPE OF AGREEMENT....................................   11
      2.1   THE COGENERATION POWER PRODUCTION FACILITY.............   11
            ------------------------------------------
      2.2   CONSTRUCTION...........................................   11
            ------------
      2.3   COST OF CONSTRUCTION...................................   11
            --------------------
      2.4   THE SITE...............................................   11
            --------
      2.5   CONSENTS...............................................   11
            --------
      2.6   SUPPLY OF ELECTRICITY..................................   11
            ---------------------
      2.7   TRANSMISSION LINE......................................   12
            -----------------
      2.8   OPERATION..............................................   13
            ---------
      2.9   POWER AND ENERGY.......................................   13
            ----------------
      2.10  STEAM..................................................   13
            -----
      2.11  COSTS OF NPC...........................................   13
            ------------
      2.12  OWNERSHIP OF COGENERATION POWER PRODUCTION FACILITY....   13
            ---------------------------------------------------
      2.13  CERTAIN RESPONSIBILITIES OF SPCC.......................   14
            --------------------------------
      2.14  CERTAIN RESPONSIBILITIES OF NPC........................   14
            -------------------------------
      2.15  MUTUAL COOPERATION.....................................   14
            ------------------
      2.16  FUEL SUPPLY............................................   15
            -----------
ARTICLE 3 - CONSTRUCTION...........................................   15
      3.1   PROJECT MILESTONE DATES................................   15
            -----------------------
      3.2   DELAY IN ACHIEVING MILESTONE...........................   17
            ----------------------------
      3.3   SPCC'S RIGHTS..........................................   17
            -------------
      3.4   LOCAL CONTRACTS........................................   17
            ---------------
      3.5   MONITOR PROGRESS.......................................   18
            ----------------
      3.6   DISCLAIMER.............................................   19
            ----------
      3.7   CONSULTATION...........................................   19
            ------------
      3.8   DRAWINGS AND TECHNICAL DETAILS.........................   19
            ------------------------------
      3.9   CONFIDENTIALITY........................................   20
            ---------------
      3.10  BOND...................................................   21
            ----
ARTICLE 4 - TESTING................................................   23
      4.1   TESTING PROCEDURES.....................................   23
            ------------------
      4.2   WITNESSING OF TESTS....................................   24
            -------------------
      4.3   GUARANTEE TEST.........................................   24
            --------------
      4.4   PERFORMANCE TEST.......................................   25
            ----------------
      4.5   COST OF TESTING AND PURCHASE OF ELECTRICITY............   26
            -------------------------------------------
      4.6   CERTIFICATION..........................................   26
            -------------
      4.7   DEEMED COMPLETION......................................   26
            -----------------
ARTICLE 5 - OPERATION OF THE COGENERATION POWER PRODUCTION FACILITY   27
      5.1   SPCC'S RESPONSIBILITIES................................   27
            -----------------------
      5.2   DOWNTIME...............................................   28
            --------
      5.3   AVAILABILITY...........................................   28
            ------------

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      5.4   OPERATION..............................................   28
            ---------
      5.5   SPCC'S RIGHTS..........................................   29
            -------------
      5.6   NPC'S OBLIGATIONS......................................   29
            -----------------
      5.7   ENVIRONMENTAL IMPACT...................................   29
            --------------------
      5.8   SAFETY AND TECHNICAL GUIDELINES/ GRID CODE.............   29
            ------------------------------------------
ARTICLE 6 - SALE OF ELECTRICITY....................................   30
      6.1   SUPPLY TO NPC..........................................   30
            -------------
      6.2   QUANTITY...............................................   30
            --------
      6.3   DELIVERY...............................................   30
            --------
      6.4   FEES...................................................   30
            ----
      6.5   INVOICES...............................................   31
            --------
      6.6   PAYMENT BY NPC.........................................   31
            --------------
      6.7   NO SET-OFF.............................................   31
            ----------
      6.8   DISPUTES...............................................   31
            --------
      6.9   DOLLAR PAYMENTS........................................   31
            ---------------
      6.10  COST OF PAYMENTS.......................................   31
            ----------------
      6.11  PESO PAYMENTS..........................................   32
            -------------
      6.12  PAYMENTS TO NPC........................................   32
            ---------------
      6.13  DOLLAR DEFICIENCY......................................   32
            -----------------
      6.14  CHANGE IN CIRCUMSTANCES................................   32
            -----------------------
      6.15  CONVERSION TO OTHER FUEL...............................   33
            ------------------------
ARTICLE 7 - TERM AND TERMINATION...................................   34
      7.1   TERM...................................................   34
            ----
      7.2   TERMINATION BY NPC.....................................   34
            ------------------
      7.3   TERMINATION BY SPCC....................................   34
            -------------------
      7.4   EXERCISE OF TERMINATION PAYMENT BY NPC.................   34
            --------------------------------------
      7.5   PRE-COMPLETION TERMINATION AND PAYMENT.................   35
            --------------------------------------
      7.6   POST-FACILITY COMPLETION TERMINATION AND PAYMENT.......   35
            ------------------------------------------------
      7.7   DEDUCTIONS.............................................   36
            ----------
ARTICLE 8 - REPRESENTATIONS, WARRANTIES AND COVENANTS OF SPCC......   36
      8.1   CORPORATE EXISTENCE....................................   36
            -------------------
      8.2   GOVERNMENT AUTHORIZATIONS..............................   36
            -------------------------
      8.3   COMPLIANCE WITH STANDARDS..............................   36
            -------------------------
      8.4   COMPLIANCE WITH LAWS...................................   36
            --------------------
      8.5   SPCC'S WARRANTY AGAINST CORRUPTION.....................   36
            ----------------------------------
ARTICLE 9 - REPRESENTATIONS, WARRANTIES AND COVENANTS OF NPC.......   37
      9.1   CORPORATE EXISTENCE....................................   37
            -------------------
      9.2   GOVERNMENT AUTHORIZATIONS..............................   37
            -------------------------
ARTICLE 10- TAXES..................................................   37
     10.1   RESPONSIBILITY FOR TAXES...............................   37
            ------------------------
     10.2   PAYMENT RESPONSIBILITIES...............................   38
            ------------------------
     10.3   PAYMENTS FREE AND CLEAR................................   38
            -----------------------
     10.4   LATE PAYMENT...........................................   39
            ------------
ARTICLE 11- INSURANCE..............................................   39
     11.1   INSURANCE..............................................   39
            ---------
     11.2   ENDORSEMENTS...........................................   39
            ------------
ARTICLE 12- TRANSMISSION LINE......................................   39
     12.1   OWNERSHIP AND RESPONSIBILITIES.........................   39
            ------------------------------
     12.2   FAILURE TO TIMELY COMPLETE.............................   40
            --------------------------
     12.3   TRANSFER OF OBLIGATION TO SPCC.........................   40
            ------------------------------

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                                                                 Page No.

ARTICLE 13 - FORCE MAJEURE.........................................   40
     13.1   FORCE MAJEURE..........................................   40
            -------------
     13.2   EXCEPTIONS.............................................   42
            ----------
     13.3   PROCEDURE..............................................   42
            ---------
     13.4   CONSULTATION...........................................   43
            ------------
     13.5   EXTENSION OF TIME......................................   43
            -----------------
ARTICLE 14 - EXPERT................................................   43
     14.1   APPLICATION OF ARTICLE.................................   43
            ----------------------
     14.2   APPOINTMENT............................................   43
            -----------
     14.3   ELIGIBILITY............................................   44
            -----------
     14.4   PROCEDURES.............................................   44
            ----------
ARTICLE 15 - SEVERAL OBLIGATIONS...................................   46
ARTICLE 16 - NOTICES...............................................   46
     16.1   WRITING................................................   46
            -------
     16.2   ADDRESSES..............................................   46
            ---------
ARTICLE 17 - WAIVER................................................   47
ARTICLE 18 - BENEFIT OF AGREEMENT..................................   47
     18.1   ASSIGNMENT BY NPC......................................   47
            -----------------
     18.2   NPC PRIVATIZATION......................................   47
            -----------------
     18.3   ASSIGNMENT BY SPCC.....................................   47
            ------------------
     18.4   SPCC PHILIPPINES.......................................   48
            ----------------
     18.5   EFFECT OF ASSIGNMENT...................................   48
            --------------------
ARTICLE 19 - DISPUTE RESOLUTION....................................   48
     19.1   REGULAR MEETINGS.......................................   48
            ----------------
     19.2   AMICABLE SETTLEMENT....................................   48
            -------------------
ARTICLE 20 - ENTIRE AGREEMENT......................................   49
ARTICLE 21 - GOVERNING LAW.........................................   49
ARTICLE 22 - DISCLAIMER............................................   49
ARTICLE 23 - ARBITRATION...........................................   49
ARTICLE 24 - IMMUNITY..............................................   50
ARTICLE 25 - EFFECT OF ARTICLE HEADINGS............................   50
ARTICLE 26 - SEVERABILITY..........................................   50
ARTICLE 27 - LIABILITY.............................................   50
     27.1   LIMIT OF LIABILITY.....................................   50
            ------------------
     27.2   NPC INDEMNITY..........................................   51
            -------------
     27.3   CROSS INDEMNITY........................................   51
            ---------------
ARTICLE 28 - EFFECTIVE DATE AND CONDITIONS PRECEDENT                  51
     28.1   EFFECTIVE DATE.........................................   51
            --------------
     28.2   CONDITIONS PRECEDENT...................................   53
            --------------------
     28.3   TERMINATION FOR FAILURE TO OBTAIN CERTAIN GOVERNMENT
            ----------------------------------------------------
            APPROVALS..............................................   54
            ---------
ARTICLE 29 - COUNTERPART EXECUTION.................................   55

                           POWER PURCHASE AGREEMENT
                           ------------------------


KNOW ALL MEN BY THESE PRESENTS

This Power Purchase Agreement ("Agreement") is made and entered into the 10th day of September, 1997 by and between:

SAN PASCUAL COGENERATION COMPANY INTERNATIONAL B.V. ("SPCC"), a private corporation duly organized and existing under the laws of the Netherlands with its principal address at 8/F 8750 Ayala Avenue, 1226 Makati City, Philippines, represented by its Managing Directors Martin D. Considine and Robert E. Driscoll who are duly authorized to represent it in this Agreement

                                   -   and -

The NATIONAL POWER CORPORATION ("NPC"), a government owned and controlled corporation duly organized and existing under and by virtue of Republic Act No. 6395, as amended, with its principal office at the corner of Agham Road and Quezon Avenue, Diliman, Quezon City, Philippines, represented herein by its President, Guido Alfredo A. Delgado, who is duly authorized to represent it in this Agreement.


                                    RECITALS

WHEREAS, NPC has called for the development of new power facilities to support and maintain the Philippines' economic growth;

WHEREAS, On July 27, 1993, the Department of Energy of the Republic of the Philippines issued a Certificate of Conditional Accreditation to SPCC's Cogeneration Project as a Private Sector Generation Facility ("PSGF") pursuant to Article 12, paragraphs c.1 and c.3 of Republic Act No. 7638 and Executive Order No. 215, which Certificate of Accreditation was renewed on December 28, 1994 and March 6, 1995, and was subsequently extended on the following dates:
March 7, 1996, March 7, 1997, and most recently on March 19, 1997, which last extension is valid up to December 1, 1997 and will be replaced by a final Certificate of Accreditation to be obtained by SPCC after this Agreement has been signed;

WHEREAS, pursuant to the conditions of the Certificate of Conditional Accreditation, SPCC submitted a Project proposal for a Cogeneration Plant to NPC;

WHEREAS, NPC, after having evaluated the Project proposal and accepting the same, submitted the proposal to the National Economic and Development Authority
(NEDA) for approval;

WHEREAS, on August 5, 1997, the NEDA Board approved the Project;

WHEREAS, NPC has issued to the public a notice inviting interested parties to offer a competing proposal (Price Test) for the Project;

WHEREAS, NPC, having received no competing proposals during the price test and after NPC Board and NEDA/ICC Board approval, issued a letter of award to SPCC on August 21, 1997;

WHEREAS, pursuant to NPC's acceptance of the Project proposal and NEDA's approval of the Project, SPCC has agreed to build, operate and own the Cogeneration Power Production Facility and NPC has agreed to accept electricity generated by the Cogeneration Power Production Facility upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the proponents of the Project are Texaco Inc. and Edison Mission
Energy;

WHEREAS, SPCC has caused or will cause the formation of a Philippine entity known or to be known as the San Pascual Cogeneration Company Philippines Limited duly organized and existing under the laws of the Republic of the Philippines with its principal address at 6750 Ayala Avenue 8F, Makati, Metro Manila for the purpose of undertaking certain work in respect of the building and operating the Cogeneration Power Production Facility as defined herein.

NOW IT IS HEREBY AGREED as follows:


                   ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS.  In this Agreement and the Recitals hereto and when used with
     ------------
     capital initial letters:

     "Abandon", "Abandoned", and "Abandonment" shall have the meaning ascribed thereto in Article 3.10(d);

     "Accession Undertaking" means an agreement substantially in the form set out in the Twelfth Schedule (Form of Accession Undertaking) pursuant to which SPCC Philippines agrees to become a party hereto as therein provided;

     "Affiliate" means, in respect of a Party, any person which controls (directly or indirectly) that Party and any other person controlled (directly or indirectly) by such first mentioned person, including, where the Party is a company, the ultimate holding company of such Party and any subsidiary (direct or indirect) of such holding company;

     "Agreed Interest Rate" means, in respect of Dollars, the overnight United States Federal Funds rate plus two percentage points per annum and, in respect of Pesos, the T-Bill Rate plus two percentage points per annum, in each case compounded every thirty days; for the purposes of the foregoing, "T-Bill Rate" means, in respect of any day for which interest based on such rate is being calculated under this Agreement, the rate per annum at which Philippine Treasury Bills (with terms of thirty days or, if no such bill is issued, such bill which is issued having the term nearest to thirty days) issued by the Government of the Republic of the Philippines on the Monday immediately preceding such day or, if there were no Treasury Bills issued on such Monday, on the day immediately preceding such Monday on which Treasury Bills were issued;

     "Agreement" means this Power Purchase Agreement (PPA), and all schedules, attachments and exhibits, as amended from time to time by instrument in writing duly signed by or on behalf of the Parties;

     "Ambient Conditions" shall mean 32 degrees Centigrade ambient air temperature at ambient air pressure (1013 mbar), 85% relative humidity and 28 degrees Centigrade cooling water inlet temperature and 0.85 lagging power factor;

     "Ancillary Services" has the meaning ascribed to it in the Second Schedule;

     "Appointor" has the meaning ascribed to it in Article 14.2.3;

     "Availability" means, at any time and from time to time during the Cooperation Period, the capability of the Cogeneration Plant to generate electricity in accordance with this Agreement;

     "Available" means capable of generating electricity in accordance with this Agreement;

     "Availability Fees" means Capital Recovery Fees and Fixed Operating and Maintenance Fees;

     "Bangko Sentral ng Pilipinas" means the Bangko Sentral ng Pilipinas or any governmental authority which succeeds to the functions thereof;

     "Base Energy Rate" has the meaning ascribed to it in the Eighth Schedule;

     "Billing Period" means a period commencing immediately after the taking of a photograph of the electricity meters on the twenty-fifth day of a Calendar Month pursuant to the Seventh Schedule and ending upon the taking of such a photograph on the twenty-fifth day of the next Calendar Month; however, the first Billing Period shall commence on the taking of such a photograph as soon as practicable after the Commercial Operation Date and end on the next twenty-fifth day of a Calendar Month, and the last Billing Period shall end upon the taking of such a photograph on the last day of the Cooperation Period;

     "Black Start" means the capability of the Cogeneration Power Production Facility to start up and supply electricity to the NPC grid in accordance with this Agreement without the need to import from NPC electricity to the Cogeneration Power Production Facility;

     "BOI" means the Board of Investments of the Republic of the Philippines or any governmental authority which succeeds to the functions thereof;

     "Bond" means a confirmed standby letter of credit as mentioned in Article 3.10;

     "Business Day" shall mean any Day (other than Saturday or Sunday) on which banks are authorized to be open for business in Manila;

     "Calendar Month" means a month commencing on the first day of a month;

     "Calendar Year" means a year commencing on January 1;

     "Caltex" means Caltex (Philippines) Inc., and its successors or assignees;

     "Capital Recovery Fees" or "CRF" has the meaning ascribed to it in the Eighth Schedule (Delivery of Power and Energy);

     "Cocochem" means United Coconut Chemicals, Inc., and its successors or assignees;

     "Cogeneration Power Production Facility" means a combined cycle cogenerating plant and all other facilities built or to be built in respect thereof by SPCC to enable SPCC to fulfill its obligations under this Agreement, including the Switchyard Facilities;

     "Commercial Operation Date" means subject to the Cogeneration Power Production Facility having otherwise been built in accordance with this Agreement, the date on which SPCC and NPC jointly certify (NPC's certification not to be unreasonably withheld) that the Cogeneration Power Production Facility is capable of operating in accordance with the Operating Parameters set forth in the Second Schedule and has successfully completed the Guarantee Test in accordance with the Fourteenth Schedule, but not before the Target Commercial Operation Date;

     "Competent Authority" means:

     (a) the Departments of Energy, Environment and Natural Resources, Finance and Justice of the Government of the Republic of the Philippines, the National Electrification Administration, Energy Regulatory Board, National Economic and Development Authority, Board of Investments and Regional Development Council of the Republic of the Philippines, Bangko Sentral ng Pilipinas, Bureau of Internal Revenue, and the relevant Barangay, Municipal and Provincial Councils; and

     (b) the Government of the Republic of the Philippines or of any subdivision thereof and any other minister or governmental, quasi-governmental, electricity supply industry or other regulatory department, body, instrumentality, agency or authority of the Republic of the Philippines or of any subdivision thereof having jurisdiction over this Agreement, a Party or any asset or transaction mentioned in or contemplated by this Agreement;

     "Consent" means any permission, license, authority, approval, certification, registration, exemption or consent of any Competent Authority (including advice that there is no objection to a particular proposal or that a particular proposal is not inconsistent with the policy or guidelines of any Competent Authority) and, where a Competent Authority is authorized to prohibit a proposal, the passing of the time limited for such prohibition without the proposal being prohibited;

     "Contract Signing Date" means the date this Agreement is executed by the Parties;

     "Contract Year" means a period of one Year commencing on the first day of the Cooperation Period or any anniversary thereof; provided that the last Contract Year shall end upon termination of this Agreement;

     "Contracted Capacity" or "CC" means 304 MW of total net generating capacity on a continuous and reliable basis, measured at the Delivery Point with all GTGs and the STG operating in a steady state condition at the Site, adjusted to Ambient Conditions while delivering steam to the Thermal Hosts;

     "Cooperation Period" means the period commencing on the Commercial Operation Date and ending on the date twenty-five (25) Years thereafter (unless earlier terminated pursuant to this Agreement);

     "Day" means calendar day, commencing at 12:00:01 a.m. Manila time, and ending at 12:00:00 a.m. Manila time;

     "Deemed Completion Date" has the meaning ascribed thereto in Article
     4.7.1;

     "Delivery Point" means the metering point on the 230 kV side of the main transformer(s) referred to in the Seventh Schedule (Measurement and Recording of Electricity);

     "Emergency" means a failure in the continuous supply of electricity to the grid after the Commercial Operation Date which reasonably requires NPC to request SPCC to supply it with power as soon as possible;

     "Energy Fees" or "EF" has the meaning ascribed thereto in the Eighth Schedule;

     "Energy Report" means the reports submitted in accordance with the Eighth Schedule with the Department of Energy reporting energy input (fuel) to the Cogeneration Power Production Facility and energy outputs (steam, electricity) from the Cogeneration Power Production Facility;

     "Environmental Compliance Certificate" or "ECC" means the certification issued by the Department of Environment and Natural Resources of the Republic of the Philippines (or any governmental authority which succeeds to the functions thereof) for the Cogeneration Power Production Facility;

     "Expert" means a party appointed pursuant to Article 14 to resolve technical disputes related to the Project;

     "Financial Closing" has the meaning ascribed to it in Article 3.1.1.2;

     "Fixed Operating and Maintenance Fees" or "FOMF" has the meaning ascribed to it in the Eighth Schedule;

     "Force Majeure" has the meaning ascribed to it in Article 13.1;

     "Forced Outage" has the meaning ascribed to it in the Sixth Schedule (Electricity Delivery Procedures);

     "Foreign Component" means that portion of the Fixed Operating and Maintenance Fees and the Energy Fees, calculated on the basis of U.S. Indices;

     "Fuel" means Low Sulfur Waxy Residual Oil ("LSWR") or such other fuel as shall be agreed between NPC and SPCC used for running the Cogeneration Power

     Production Facility which meets the Specifications set forth in the Fourth Schedule or such other specifications as shall be agreed between NPC and SPCC;

     "Fuel Fees" has the meaning ascribed to it in the Eighth Schedule (Delivery of Power and Energy);

     "Generating Assets" has the meaning ascribed to it in the First Schedule (Project Scope and Specifications), Article VI;

     "Good Operating Procedures" means the relevant practices, procedures and methods generally applied in or approved by the international electric power supply industry in the course of operating and maintaining private power generation systems that, at any particular time, in the exercise of reasonable judgment in the light of the facts which are known or which reasonably could have been known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with safety, Law, reliability, environmental protection, economy and expedition; Good Operating Procedures may evolve over time but generally modified procedures, practices and methods shall be applied only with prospective effect and as shall be appropriate for a power station of the age and condition of the Cogeneration Power Production Facility;

     "Government Force Majeure" has the meaning ascribed to it in Article 13;

     "Grid Code" means the embodiment of the rules governing the operation, maintenance and development of the power transmission network;

     "GTG" means Combustion Turbine Generator;

     "Guaranteed Heat Rate" or "GHR" means 7160 Btu/kWh, representing the fuel heat input required to generate a kWh (measured at the high voltage side of the main transformer) , upon which the Cogeneration Power Production Facility's Fuel Fees are calculated for MW capacities delivered equal to or greater than 200 MW, below which a different Guaranteed Heat Rate shall apply as provided for in the Eighth Schedule and the Ninth Schedule;

     "Guarantee Test" has the meaning ascribed to it in the Fourteenth Schedule;

     "Internationally Accepted Engineering Standards" means those practices, methods and acts set forth in the First Schedule (Project Scope and Specifications);

     "Industrial Rate" means the latest published schedule setting forth the energy and demand charge made by NPC to its industrial users adjusted from time to time in accordance with NPC's applicable automatic power cost adjustment factors;

     "Law" means all laws, ordinances, statutes, rules, orders, decrees, injunctions, international agreements and regulations of law in the Republic of the Philippines or any other Competent Authority, and any and all Consents;

     "Lender" means a bank, financial institution or other entity which provides loans or other financing to SPCC for the construction, operation and/or maintenance of the Cogeneration Power Production Facility under a Lending Agreement, and its successors or assigns;

     "Lending Agreement" means a loan agreement, note, bond, indenture, security agreement, swap agreement or any other instrument relating to the financing or refinancing of the construction, operation and/or maintenance of the Cogeneration Power Production Facility;

     "Local Component" means that portion of the Fixed Operating and Maintenance Fees and Energy Fees calculated on the basis of Philippine Indices;

     "Milestone" means each of the activities listed in Article 3.1 hereof;

     "NEDA" means the National Economic and Development Authority of the Republic of the Philippines or any governmental authority which succeeds to the functions thereof;

     "Net Available Capacity" means the actual net generating capacity of the Cogeneration Power Production Facility (expressed in kW) measured at the Delivery Point when all GTG's and the STG are operating in a steady state condition at the Site adjusted to Ambient Conditions, demonstrated by the Performance Test nominated by SPCC in respect of a Contract Year or part thereof. This value shall be adjusted to account for capacity degradation due to site ambient conditions (temperature other than 32 degrees Centigrade) as per vendor furnished data and/or curves;

     "Operating Parameters" means the operating parameters of the Cogeneration Power Production Facility described in the Second Schedule (Operating Parameters);

     "Party" means either NPC or SPCC and "Parties" means both NPC and SPCC;

     "Performance Tests" has the meaning ascribed to it in the Fourteenth Schedule (Tests and Test Procedures);

     "Performance Undertaking" means the agreements substantially in the form set out in the Eleventh Schedule: Exhibit A (Agreement as to Fundamental Rights), Exhibit B (Guarantee of Project Agreements) and Exhibit C (Foreign Exchange Convertibility Agreement);

     "Philippine Indices" means the indices utilized in the calculation of the Adjustment Factor (P) pursuant to the Eighth Schedule (Delivery of Power and Energy);

     "Pioneer Status" means the status conferred by the Board of Investments of the Republic of the Philippines (or any governmental authority which succeeds to the functions thereof), evidenced by a Certificate of Registration in relation to the development, construction, operation and maintenance of the Cogeneration Power Production Facility confirming that SPCC is a registered pioneer enterprise under the Omnibus Investments Code of 1987;

     "Project" means the design, financing, construction, equipping, completion, testing, commissioning, operation and maintenance of the Cogeneration Power Production Facility and associated Switchyard Facilities at the Refinery, accredited by the Department of Energy of the Republic of the Philippines and capable of delivering reliable electrical power to NPC and of delivering reliable steam to the Thermal Hosts;

     "Proponents" means the persons mentioned in the ninth Recital;

     "Proponents' Agreement" means the agreement between NPC and the Proponents substantially in the form set out in the Twenty-First Schedule;

     "Refinery" means the refinery owned by Caltex located in Batangas Province, the Republic of the Philippines as more fully described in the First Schedule (Project Scope and Specifications);

     "San Pascual Cogeneration Company International B.V." or "SPCC" means the Netherlands corporation formed by special purpose subsidiaries of Texaco Inc. and Edison Mission Energy for the purpose of developing and signing this Agreement;

     "San Pascual Cogeneration Company" or "SPCC Philippines" means the Philippine limited partnership formed by Batangas Energy Corporation, a wholly owned subsidiary of Caltex, and SPCC for the purpose of undertaking certain responsibilities in relation to the Project pursuant to the Twelfth Schedule;

     "Shareholders" means, with respect to SPCC, the shareholders in SPCC from time to time; and, with respect to SPCC Philippines, the partners in SPCC Philippines from time to time;

     "Site" means the site of the Cogeneration Power Production Facility as more particularly described in the First Schedule (Project Scope and Specifications);

     "Specifications" means the specifications of the Cogeneration Power Production Facility described in the First Schedule (Project Scope and Specifications);

     "Steam Assets" means the equipment primarily used in the generation of steam as more definitively stated in the First Schedule (Project Scope and Specifications) Article VII;

     "STG" means Steam Turbine Generator;

     "Switchyard Facilities" means those Facilities necessary to interconnect the Cogeneration Power Production Facility with NPC's grid including the switch yard, protective relays, protection control equipment, communications facilities and other related equipment as more fully described in the First Schedule;

     "Target Commercial Operation Date" means that date which is set forth in
     Article 3.1 as the same may be extended from time to time pursuant to this Agreement;

     "Target Transmission Line Completion Date" means the date which is forty
     (40) Calendar Months after the Contract Signing Date;

     "Test" means any test of the Cogeneration Power Production Facility (or any part thereof, wherever situated and whether or not then incorporated therein) required by the Fourteenth Schedule or otherwise by this Agreement, and, unless the context otherwise requires, the test procedure, test documentation, criteria of satisfaction, procedures, standards, protective settings, duration and programme;

     "Thermal Efficiency Standards" means those standards set forth in SPCC's Department of Energy Certificate of Accreditation;

     "Thermal Hosts" shall mean Caltex, Cocochem, and any other entities purchasing steam from SPCC;

     "Transmission Line" means the transmission line and other related equipment described in the Fifth Schedule (Transmission Line Specifications);

     "Transmission Line Completion Date" means that date upon which the Transmission Line is capable of supplying start up power and allowing the Cogeneration Power Production Facility to operate in parallel to NPC's grid at its Contracted Capacity but not before the Target Transmission Line Completion Date unless the parties otherwise agree;

     "U.S. Indices" means the indices utilized in the calculation of the Adjustment Factor (US$) pursuant to the Eighth Schedule; and

     "Year" means a period of one year according to the Gregorian calendar commencing on any day of a year.

1.2  HEADINGS.  As used herein, headings are for convenience and do not
     ---------
     form part of, and shall not affect the interpretation of, this Agreement.

1.3  INTERPRETATION.  In this Agreement, unless the context otherwise
     ---------------
     requires:

     (a)  the singular includes the plural and vice versa;

     (b)  any gender includes the other;

     (c) reference to a statute, by-law, regulation, rule, delegated legislation or order is to the same as amended, modified or replaced from time to time and to any by-law, regulation, rule, delegated legislation or order made thereunder;

     (d) reference to a Consent is to the same as amended, modified or replaced from time to time, and to any proper order, instruction, requirement or decision of any Competent Authority thereunder;

     (e) reference to an agreement or instrument is to the same as amended, novated, modified or replaced from time to time;

     (f) reference to a Party is to a Party to this Agreement, its successors and permitted assigns;

     (g) reference to a Recital, Article, or Schedule is to a recital, article, or schedule of or to this Agreement;

     (h) reference to "above" or "below" is to the first occurrence above or below the reference;

     (i) reference to a document or agreement in the "agreed form" is to a document or agreement in the form and terms agreed by the parties;

     (j) where a word or expression is defined, cognate words and expressions shall be construed accordingly;

     (k) "including" shall not be construed as being by way of limitation and "otherwise" shall not be construed as limited by words with which it is associated;

     (l) any reference to a governmental ministry, department, authority or agency shall be construed as being to any governmental ministry, department, authority, or agency which succeeds to the functions thereof;

     (m) the word "reasonable" appearing before "approval", "consent", "satisfaction" or any similar word shall mean that the approval, consent, expression of satisfaction or other decision to be made as to the particular matter or thing concerned shall not unreasonably be withheld or delayed. Conversely, if the word "reasonable" does not so appear, the approval, consent, expression of satisfaction or other decision to be made may be given or made solely at the unfettered discretion of the Party concerned; and

     (n) the expression "to the best of its knowledge" shall mean to the best of the knowledge and belief of the Party concerned, having made all due and reasonable inquiry.

1.4  ABBREVIATIONS.  In this Agreement:
     --------------

     (a) "US$" and "Dollar(s)" denote lawful currency of the United States of America;

     (b) "Ps", "PHP" and "Peso(s)" denote lawful currency of the Republic of the Philippines;

     (c)  "MW" denotes a megawatt;

     (d)  "kW" denotes a kilowatt;

     (e)  "kWh" or "KWHR" denotes a kilowatt hour;

     (f)  "kW-Month" denotes a kilowatt month;

     (g)  "kV" denotes a kilovolt;

     (h)  "kVA" denotes a Kilovolt-ampere;

     (i)  "Btu" denotes a British Thermal Unit; and

     (j)  "mmBtu" denotes a million British Thermal Units.

                         ARTICLE 2 - SCOPE OF AGREEMENT

2.1  THE COGENERATION POWER PRODUCTION FACILITY. SPCC shall cause and be
     ------------------------------------------
     responsible for the financing, design, development, permitting, site survey, development and investigation, construction, completion, testing, commissioning, operation and maintenance of the Cogeneration Power Production Facility and Switchyard Facilities in accordance with the First (Project Scope and Specifications), Second (Operating Parameters), Sixth (Electricity Delivery Procedures), Fourteenth (Tests and Test Procedures) and Sixteenth (Environmental Criteria) Schedules and otherwise as provided in this Agreement at its cost, expense and risk (except as otherwise provided in this Agreement) and so that:

     (a) the Commercial Operation Date occurs on the Target Commercial Operation Date;

     (b) Contracted Capacity, Net Electrical Output and Ancillary Services are supplied to NPC at the Delivery Point during the Cooperation Period; and

     (c)  Plant overall annual thermal efficiency is not less than 60%.

     Notwithstanding the foregoing, the only consequence to SPCC should the Net Available Capacity be less than the Contracted Capacity shall be the penalties calculated pursuant to the Eighth Schedule.

2.2  CONSTRUCTION.  The Cogeneration Power Production Facility and Switchyard
     ------------
     Facilities shall be constructed and equipped in accordance with the First Schedule (Project Scope and Specifications).

2.3  COST OF CONSTRUCTION.  Except as otherwise set forth in this Agreement, all
     --------------------
     costs of SPCC in the performance of its obligations in connection with the construction of the Cogeneration Power Production Facility as provided in Articles 2.1 and 2.2 shall be borne by SPCC. All necessary funding including any available preferential credits shall be arranged by and be the responsibility of SPCC.

2.4  THE SITE.  Locating, acquiring and developing the Site shall be the
     --------
     responsibility of, and for the account of SPCC.

2.5  CONSENTS.  SPCC shall at all material times obtain, maintain and comply
     --------
     with the terms of all Consents required to be obtained by it to fulfill its obligations under this Agreement.

2.6  SUPPLY OF ELECTRICITY.  NPC shall, subject to relevant regulations,
     ---------------------
     endeavor to supply electricity to SPCC at such times and in such quantities as SPCC may from time to time reasonably request on reasonable notice to NPC and shall be paid for by SPCC at the Industrial Rate, or such substitute rate as shall be approved by the Energy Regulatory Board, for the purposes set forth below:

     2.6.1  During Construction:  SPCC shall be responsible to tie in to NPC's
            -------------------
            grid system at the nearest source of supply to the Site;

     2.6.2  During Start-up:  At the Delivery Point specified in the Seventh
            ---------------
            Schedule for:

            (a) the no load test prior to the initial synchronization of the GTGs and/or the Cogeneration Power Production Facility;

            (b) testing and commissioning after initial synchronization up to the Commercial Operation Date;

            (c) the start up of each gas turbine and the Cogeneration Power Production Facility from time to time during the period from the Commercial Operation Date and throughout the Cooperation Period;

     2.6.3  During and after Plant Outages:  At the Delivery Point to operate
            ------------------------------
            the Cogeneration Power Production Facility equipment necessary during outages and to re-start the Cogeneration Power Production Facility after such outages as requested by SPCC;

     2.6.4  During the Cooperation Period:  At the Delivery Point to supply the
            ------------------------------
            general power requirements of the Cogeneration Power Production Facility (including electricity for housing, lighting, air conditioning and water supply), when the Cogeneration Power Production Facility is not operating;

     2.6.5  Start-ups.
            ---------

            2.6.5.1  Start-ups Following Certain Shutdowns:  Notwithstanding the
                     -------------------------------------
                     foregoing subsections of this Article 2.6, all electricity taken by SPCC for the GTG load test or GTG start-ups following a shutdown (a) pursuant to a dispatch order of NPC which is not the result of any failure of SPCC to comply with its obligations under this Agreement (whether or not as a result of Force Majeure) affecting NPC; or (b) as a result of any failure of NPC to comply with its obligations under this Agreement (except to the extent occasioned by Force Majeure, other than Government Force Majeure) but not pursuant to a dispatch order of NPC; shall be for the account of NPC.

            2.6.5.2  Black Start Capability:  The Cogeneration Power Production
                     ----------------------
                     Facility shall have a Black Start capability; provided, however, that SPCC may from time to time, in its discretion, utilize power from the Thermal Hosts to start up the Cogeneration Power Production Facility instead of relying on its internal Black Start capability.

2.7  TRANSMISSION LINE.  NPC shall construct the Transmission Line in accordance
     ------------------
     with the Fifth Schedule and otherwise as required by this Agreement to interconnect the Cogeneration Power Production Facility to NPC grid system at its cost, expense and risk (except as otherwise set forth in this Agreement) so that the Transmission Line Completion Date occurs not later than the Target Transmission Line Completion Date.

2.8  OPERATION.  As more fully set forth in Article 5, SPCC shall, at its cost,
     ----------
     expense and risk (except as otherwise required by this Agreement), operate the Cogeneration Power Production Facility during the Cooperation Period within the Operating Parameters set out in the Second Schedule (Operating Parameters) and in accordance with Good Operating Procedures, and the dispatch instructions of NPC properly given according to the Sixth Schedule. NPC shall have the right, subject to the conditions set forth in the Sixth Schedule, to dispatch the Cogeneration Power Production Facility to an output of 90 MW. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that the Cogeneration Power Production Facility is operating at a reduced output pursuant to NPC's dispatch instructions below 200 MW, SPCC shall be entitled to operate the Cogeneration Power Production Facility at less than 60% thermal efficiency, and shall not be subject to any penalties for failure to meet the Thermal Efficiency Standards.

2.9  POWER AND ENERGY.  As more fully set forth in Articles 5 and 6:
     -----------------

     2.9.1 SPCC shall, at its cost, expense and risk (except as otherwise set forth in this Agreement) deliver the Net Available Capacity and energy to NPC at the Delivery Point during the Cooperation Period.

     2.9.2 SPCC shall provide Ancillary Services to NPC during the Cooperation Period.

     2.9.3 NPC shall take the Net Available Capacity and energy delivered by the Cogeneration Power Production Facility at the Delivery Point on the outgoing line and shall pay to SPCC fees as provided in Part B of Article 6.

     2.9.4 SPCC shall have the right to provide emergency power supply to the Thermal Hosts upon clearance from NPC Systems Operations; provided, however, that SPCC shall install meters to monitor such deliveries and NPC shall have the right to invoice the Thermal Hosts, at its normal energy rates (less any standby or demand charges) for deliveries of power from the Cogeneration Power Production Facility. Such power shall be included in the calculation of Energy Fees and Fuel Fees in accordance with Article 6 hereof. Except as set forth herein, SPCC shall not confer upon any other person a right to electricity generated by the Cogeneration Power Production Facility.

2.10 STEAM.  During the Cooperation Period, SPCC shall deliver steam to the
     ------
     Thermal Hosts in accordance with the terms and conditions of the agreements with the Thermal Hosts. Any failure to deliver steam which results in SPCC failing to meet the Thermal Efficiency Standards shall result to a penalty to SPCC as more fully set out in the Eighth Schedule if not excused under
     Article 2.8 above.

2.11 COSTS OF NPC.  NPC shall be responsible for and shall bear all costs
     ------------
     incurred by it in connection with the performance of its obligations under this Agreement.

2.12 OWNERSHIP OF COGENERATION POWER PRODUCTION FACILITY.  Subject only to
     ----------------------------------------------------
     Article 18, SPCC shall at all times own the Cogeneration Power Production Facility including all equipment and materials on the Site or used in connection with the Cogeneration Power Production Facility and Switchyard Facilities which have been supplied by it or at its cost.

2.13 CERTAIN RESPONSIBILITIES OF SPCC.  On and subject to the terms of this
     ---------------------------------
     Agreement, SPCC, at its own cost, shall be responsible for:

     (a) acquiring and developing the Site, construction, erection of the required infrastructure as described in Articles 3 and 4 of the First Schedule (Project Scope and Specifications);

     (b)  importing and transporting equipment to the Site;

     (c) obtaining permits for the building, construction, operation and other permits to form the basis of SPCC's application for an Environmental Compliance Certificate; Regional Development Council, Barangay, municipal and provincial resolutions, licenses and business permits and approvals for the Project; and visas and work permits for foreign personnel; recruiting local labor; and complying with all local and other regulations, including the payment of all fees and costs thereof (other than those which are to be obtained by NPC pursuant to this Agreement);

     (d) constructing the Cogeneration Power Production Facility and Switchyard Facilities in accordance with the specifications set out in the First Schedule (Project Scope and Specifications) and Sixteenth Schedule (Environmental Criteria) and in compliance with the requirements of the Environmental Compliance Certificate;

     (e) preparing the Environmental Impact Statement Report (including the Environmental Impact Study) and obtaining the Project's Environmental Compliance Certificate; and

     (f) supplying and delivering Fuel necessary to generate electricity required pursuant to Article 6.1, or causing such Fuel to be supplied and delivered, during the period from the testing and commissioning of the Cogeneration Power Production Facility and during the Cooperation Period.

2.14 CERTAIN RESPONSIBILITIES OF NPC.  On and subject to the terms of this
     --------------------------------
     Agreement, NPC shall:

     (a) cooperate with and provide SPCC with any available data or information needed for SPCC to obtain an Environmental Impact Assessment report which are necessary for SPCC to obtain an Environmental Compliance Certificate;

     (b) provide SPCC with technical information required by SPCC for the design of the Switchyard and associated facilities; and

     (c) on a best efforts basis, provide the required endorsements where reasonably necessary, for SPCC to obtain the government approvals described in Articles 2.13(c) and 28.1.2.

2.15 MUTUAL COOPERATION. The Parties shall mutually cooperate with each other in
     -------------------
     order to achieve the objectives of this Agreement.

2.16 FUEL SUPPLY.  SPCC shall, at its cost, expense and risk (except as
     ------------
     otherwise provided in this Agreement), supply and deliver all Fuel required during the start-up testing, commissioning of the Cogeneration Power Production Facility and all fuel required in the operation of the Cogeneration Power Production Facility during the Cooperation Period.

                            ARTICLE 3 - CONSTRUCTION

3.1  PROJECT MILESTONE DATES.
     ------------------------

     3.1.1 SPCC shall commence development of the Cogeneration Power Production Facility on the Contract Signing Date and shall thereafter diligently pursue such work in order to achieve the timely completion of the Project and fulfill its other obligations under this Agreement in accordance within the following timetable:


              MILESTONE                               TARGET DATE
                                                 (Months from Contract
                                                     Signing Date)

     Posting of Development Bond                     within ten Days

Completion of Documentary requirements            Six (6) Calendar Months
        (Government Approvals)

 Issuance of Environmental Compliance            Ten (10) Calendar Months
             Certificate

        Financial Closing Date                  Fifteen (15) Calendar Months

    Site/Project Mobilization Date              Sixteen (16) Calendar Months

   Target Commercial Operation Date            Forty-Four (44) Calendar Months

         Posting of O & M Bond                 within ten Days after Commercial
                                                        Operation Date

            3.1.1.1 Environmental Compliance Certificate issuance shall be the time at which SPCC Philippines has received such issuance from the Department of Environmental and Natural Resources, and has provided NPC a copy thereof, as certified by an appropriate officer of SPCC Philippines.

            3.1.1.2 Financial Closing shall be the time at which SPCC has demonstrated, to the reasonable satisfaction of NPC, that the financial resources committed to SPCC are adequate to perform SPCC's obligations under this Agreement by submitting a confirmation from its Lenders to NPC that the initial drawdown of funds under the Lending Agreements is subject to no further condition.

            3.1.1.3 Site/Project Mobilization shall be the time at which (a) SPCC begins, and thereafter diligently continues, construction of the foundation footings or other similar work which demonstrates, to the reasonable satisfaction of NPC, that it has begun (and intends diligently to pursue) construction of the Cogeneration Power Production Facility on the Site; and (b) SPCC delivers the Construction Performance Bond (Eighteenth Schedule) to NPC.

            3.1.1.4 Within ten (10) Days after the Commercial Operation Date, SPCC shall deliver the O & M Bond (Nineteenth Schedule) to NPC. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Commercial Operation Date shall not occur until SPCC has so delivered that O & M Bond, and the Commercial Operation Date shall not occur prior to the Target Commercial Operation Date.

     3.1.2 If a Party is prevented, hindered or delayed in the performance of an obligation under this Agreement by:

            (a)  Force Majeure; or

            (b) by any failure (whether or not occasioned by Force Majeure) of the other Party to perform an obligation under this Agreement (including, in the case of NPC, to take electricity);

            then, unless specifically provided otherwise in this Agreement, the time limited for the performance of that obligation (or any date by which performance of that obligation is to be achieved, including in the case of SPCC, the Target Commercial Operation Date, and in the case of NPC, the Target Transmission Line Completion Date) shall at the option of the affected Party be extended by a period equal to the period by which its performance is so prevented, hindered or delayed. However, the time limited for performance of an obligation by NPC shall not be extended to the extent that performance of that obligation is prevented, hindered or delayed by Government Force Majeure.

     3.1.3 NPC shall defend, indemnify and hold SPCC harmless against any and all claims and demands for any liabilities (other than contractual liabilities to the Thermal Hosts) and damages and all reasonable costs payable to any third parties as a result of the extension of the target date for any Milestone for reasons other than (i) the fault of SPCC; or (ii) any event of Force Majeure (other than Government Force Majeure). The Parties shall consult with each other and take all reasonable steps to minimize the losses of either Party from any such delay and to minimize any overall delay or prejudice to the Project. NPC or the appropriate governmental authority shall have the right to audit all costs charged to NPC by SPCC pursuant to this Article 3.1.3.

     3.1.4 Notwithstanding anything to the contrary contained in this Agreement, NPC shall not draw on the Development Bond for any delay or failure in performance by SPCC hereunder if the Environmental Compliance Certificate is delayed or not issued and such delay or non-issuance is attributable to the action or inaction of NPC or any relevant Competent Authority and not to any failure of SPCC to submit required documents or otherwise fulfill the legal requirements for issuance of an Environmental Compliance Certificate.

3.2  DELAY IN ACHIEVING MILESTONE
     ----------------------------

     3.2.1 If, subject to Article 3.1.2, SPCC fails to achieve a Milestone by the date therefor, it shall pay to NPC the amounts and at the times mentioned, and at the rate set forth in respect of such delay in the Third Schedule, for each Day of delay thereafter until such Milestone is achieved.

     3.2.2 In the case of the amounts paid before the Commercial Operation Date, NPC shall refund such amounts paid by SPCC, without interest, if the Commercial Operation Date occurs on or before the Target Commercial Operation Date. SPCC acknowledges that this is a reasonable security required by NPC in the light of its responsibilities, and reflects the possibility that the Commercial Operation Date will not occur by the Target Commercial Operation Date and that electricity from the Cogeneration Power Production Facility will not be available to it on that date; and in the case of the non-delivery of the O & M Bond, that NPC will not have security for the performance of SPCC's obligations after the Commercial Operation Date.

3.3  SPCC'S RIGHTS. Pursuant to its obligations under Article 3.1 SPCC shall,
     --------------
     among other things, have full right to:

     (a)  call for tenders and award contracts with or without tender;

     (b) arrange for the preparation of detailed designs and approve or reject the same;

     (c)  appoint and remove consultants and professional advisers;

     (d)  purchase equipment;

     (e) appoint, organize and direct staff, and manage and supervise the Project;

     (f)  enter into contracts for the supply of materials and services; and

     (g) do all other things necessary or desirable for the completion of the Facilities in accordance with the Specifications and Internationally Accepted Engineering Standards by the Target Commercial Operation Date.

3.4  LOCAL CONTRACTS.  In fulfilling its obligations under Article 3.1 SPCC
     ----------------
 shall, where available, award contracts to Philippine contractors and suppliers of materials and services provided that the quality, delivery times, costs, reliability and other terms are comparable to those offered by non-Philippine contractors and/or suppliers.

3.5  MONITOR PROGRESS.
     -----------------

     (a) NPC shall review the basic engineering designs and plans prepared by SPCC for the Cogeneration Power Production Facility and the detailed designs of the Switchyard Facility in terms of its compliance with the prescribed standards and specifications set forth in the First Schedule; to ensure that the design and plans will not adversely affect the safe and secure operation of the grid, and shall approve the same, if found acceptable, prior to actual construction. NPC shall not unreasonably withhold such approval if design is per prescribed standards and specifications and within Internationally Accepted Engineering Standards. Any design changes by NPC outside of the prescribed standards and specifications are subject to concurrence by SPCC and, when applicable, are subject to a change in Capital Recovery Fees and in the schedule unless it is shown to SPCC's reasonable satisfaction that the safety or integrity of the grid would be compromised if such changes were not implemented. If NPC has not commented on such designs or plans within seventeen (17) Days from the date of receipt by NPC per the drawing submittal schedule agreed between NPC and SPCC, then such designs and plans shall be deemed approved. This approval by NPC notwithstanding, SPCC shall be solely responsible for the integrity of its detailed engineering designs and plans. The approval thereof by NPC does not diminish this responsibility, nor does it transfer any part of such responsibility to NPC.

     (b) SPCC shall allow NPC to conduct environmental audits and monitoring in accordance with the Environmental Compliance Certificate. During such audit and monitoring, NPC personnel shall be accompanied at all times by SPCC personnel, and shall be subject to Site rules and regulations. Such audits shall be limited to SPCC'S battery limits.

     (c) NPC shall be entitled, at its own cost, to monitor the progress and quality of the design, construction and installation work and for this purpose SPCC shall:

          (i) submit to NPC a monthly report (in form and content reasonably satisfactory to NPC), due within thirty (30) Days from the end of the preceding month, outlining the construction progress in such detail as is reasonable in the circumstances;

          (ii) ensure that NPC and any experts appointed by NPC in connection with the Project, with reasonable notice, are afforded reasonable access to the Site at times to be agreed with SPCC, provided that such access does not interfere with the work comprising the Project or expose any person on the Site to any danger;

          (iii) make available to NPC and any experts appointed by NPC in connection with the Project for inspection at the Site copies of all plans and designs (other than any proprietary information of SPCC or any of its contractors) or any part thereof; including all design drawings of SPCC or of its contractor or sub-contractor and manufacturers' engineering and technical manuals; and

          (iv) make available an office of approximately 150 square feet at the Site for the use of NPC personnel performing such monitoring.

     (d) NPC shall be entitled at its own cost to witness Tests of machinery at the Site. SPCC shall give NPC fourteen (14) Days' written notice of the initiation of such Tests. Revision to the initiation of such Tests shall be given verbally no less than twenty four hours in advance to be followed by a written confirmation.

     (e) As soon as practicable after this Agreement is signed, NPC and SPCC shall organize a committee to formulate and agree on procedures for monitoring and reviewing the progress of the design, construction, equipping, completion and commissioning of the Cogeneration Power Production Facility and the Switchyard Facility.

3.6  DISCLAIMER.
     ----------

     SPCC:

     (a) accepts that any information made available to NPC and any comment or approval made or given by NPC in respect thereof or otherwise in respect of the construction, operation and maintenance of the Cogeneration Power Production Facility (including the certification of the results of Tests) shall not relieve SPCC of any obligation nor prejudice any right of NPC under this Agreement;

     (b) shall in no way represent to any third party that, as a result of any engineering review conducted by NPC, NPC is responsible for the engineering soundness of, or otherwise makes any representation or warranty as to, the Cogeneration Power Production Facility;

     (c) agrees that it shall, subject to the other provisions of this Agreement, be solely responsible for the economic and technical feasibility, operational capability and reliability of the Cogeneration Power Production Facility; and

     NPC and SPCC acknowledge that Article 3.5 is intended to provide NPC the right to gather data for its own information only, and that, except as specifically set forth in Article 3.5(a), the same shall not be construed as giving NPC the right to approve, consider for possible amendment, require any revision or take any action with respect to designs or other works on the Facilities, provided, the design and works will not adversely affect the NPC grid, are as per prescribed standards and specifications, and are within Internationally Accepted Engineering Standards.

3.7  CONSULTATION. SPCC shall consult with NPC before and during the development
     -------------
     of the design of the Cogeneration Power Production Facility and Switchyard Facility and, if and to the extent that operation of the grid may be affected, will discuss with NPC the possibility of alterations to the Specifications.

3.8  DRAWINGS AND TECHNICAL DETAILS.  Without prejudice to Article 3.5, SPCC
     ------------------------------
     shall, prior to commencing actual construction of the Cogeneration Power Production Facility and Switchyard Facility, prepare and submit to NPC five
     (5)
     hard copies regarding the main group of drawings and technical details listed hereunder with respect to the Generating Assets:

     (a)  final arrangement plans for general layout of machinery and equipment;

     (b) general and detailed drawings and specifications for electro-mechanical work;

     (c) general and detailed design drawings for civil and architectural works;

     (d)  electrical protection drawings;

     (e)  generator protection drawings;

     (f)  GTG and STG turbine output curves;

     (g)  energy balance calculation;

     (h)  electrical single line diagram;

     (i)  systems flow diagrams;

     (j) project summary comprising a general plant description, thermal process, electrical concept, control and monitoring concept, operating concept and general layout;

     (k)  definitive overall project schedule; and

     (l) technical data such as design condition and assumptions of plant data, performance data of equipment(s), and correction curves.

     As soon as practicable or within six (6) months after the Commercial Operation Date, SPCC shall furnish NPC three (3) copies of "as-built" plans and design drawings in ISO 44 size (bound) and operation and maintenance manuals. Thereafter, SPCC shall furnish NPC any revisions thereof from the "as built" plans and design drawings during the Cooperation Period in the same number of copies and ISO 44 size. "As-built" plans and design drawings shall also be provided on microfilm or in such other electronic medium as SPCC and NPC may agree.

3.9  CONFIDENTIALITY.
     ----------------

     (a) During the term of this Agreement each Party shall treat as confidential and (except as provided in Article 3.9(b)) shall not without first obtaining the consent of the other Party disclose to any person the provisions of this Agreement or any information supplied or made available for examination or otherwise disclosed hereunder to such Party by the other (such provisions and, in relation to such Party, such information being hereinafter referred to as "Confidential Information").

     (b) Notwithstanding the provisions of Article 3.9(a), Confidential Information may be disclosed without the other Party's consent:

          (i)    by a Party to a governmental department, agency or authority;

          (ii)   by SPCC to the Lenders;

          (iii) by a Party to its directors, officers, employees, agents and technical and professional advisers (and those of its parent companies and/or their subsidiary companies) who reasonably require such information in the course of their duties and responsibilities in relation to this Agreement;

          (iv) by a Party to its contractors and suppliers to the extent they reasonably require such information in the performance of their obligations in relation to this Agreement;

          (v) by a Party to the extent reasonably required for the purposes of obtaining and maintaining insurance;

          (vi) to the extent required by law, the rules of any recognized stock exchange upon which the shares of the disclosing Party (or of its parent companies or its and/or their subsidiary companies) are listed;

          (vii) for the purposes of dispute resolution or the enforcement of rights and obligations under this Agreement; and

          (viii) to the extent such information has become generally available to the public other than as a result of a breach by the disclosing Party of its obligations under this Article 3.9.

3.10 BOND.
     ----

     (a) To secure the performance of its obligations under Article 3.2 in respect of the Development Milestones, SPCC shall, not later than ten
          (10) Days from the Contract Signing Date, cause to be issued and delivered to NPC, and maintained in full force and effect until the start of the Site/Project Mobilization, a standby letter of credit confirmed by a local bank in favor of NPC (the "Development Bond") in the agreed form in an amount equal to thirty (30) US$ multiplied by the Contracted Capacity (expressed in Kilowatts) (US$9,120,000.00). The form of the Development Bond is attached hereto as the Seventeenth Schedule. If the letter of credit is not so issued and delivered, this Agreement shall immediately terminate and be of no force or effect.

     (b) To secure the performance of its obligations under Article 3.2 in respect of the Construction Milestones, and to secure NPC against an Abandonment by SPCC of the Cogeneration Power Production Facility during construction, SPCC shall, upon the achievement of Site/Project Mobilization, promptly cause to be issued and delivered to NPC, and maintained in full force and effect until the Commercial Operation Date, a standby letter of credit confirmed by a local bank in favor of NPC (the "Construction Performance Bond") in the agreed form and in an amount equal to sixty (60) US$ multiplied by the Contracted Capacity (expressed in Kilowatts) (US$18,240,000.00) without need of demand from NPC.

          The form of the Construction Performance Bond is attached hereto as the Eighteenth Schedule.

     (c) To secure NPC against an Abandonment by SPCC of the Cogeneration Power Production Facility during the period from the Commercial Operation Date up to the end of the Cooperation Period and to secure the due payment of amounts due to NPC by SPCC under this Agreement, SPCC shall cause to be issued and delivered to NPC immediately before the Commercial Operation Date, and maintained in full force and effect during each year falling within such period, a standby letter of credit confirmed by a local bank in favor of NPC (the "O & M Bond") in the agreed form and in an amount equal to thirty (30) US$ multiplied by the Contracted Capacity (expressed in Kilowatts) (US$9,120,000.00). The form of the O & M Bond is attached hereto as the Nineteenth Schedule. To the extent NPC makes demand and is paid under the O&M Bond for payment defaults by SPCC under this Agreement, SPCC shall cause the O&M Bond to be reinstated for its full value at all times.

     (d) For purposes of this Agreement, the Cogeneration Power Production Facility shall be deemed to have been Abandoned, and an Abandonment shall have occurred, if:

          (i) SPCC notifies NPC in writing that it has decided to terminate all construction work or operations of the Cogeneration Power Production Facility other than by reason of Force Majeure or fault of NPC and does not intend to recommence such work; or

          (ii) SPCC fails to resume construction or operation of the Cogeneration Power Production Facility within one hundred eighty (180) Days of termination or cessation of any event of Force Majeure (or delay occasioned by an event of Force Majeure) other than by reason of another event of Force Majeure; or

          (iii) SPCC fails to achieve Site/Project Mobilization by the Target Commercial Operation Date due to the fault of SPCC and through no fault of NPC; or

          (iv) the Commercial Operation Date shall have failed to occur within nine (9) months after the Target Commercial Operation Date due to the fault of SPCC and through no fault of NPC; or

          (v) the shareholders of SPCC shall have passed a resolution for the winding-up of SPCC, or SPCC shall have commenced proceedings before any court or administrative tribunal for winding-up, dissolution, bankruptcy, insolvency, or similar relief, or become subject to a final order or decree in any such proceeding; or

          (vi) due to the fault of SPCC, there shall have been a transfer or conveyance of SPCC's right to own and/or operate the Cogeneration Power Production Facility to any person without the prior written approval of NPC, except as specifically permitted pursuant to this Agreement; or

          (vii) following the Commercial Operation Date, the Cogeneration Power Production Facility shall not have generated energy for a period exceeding 180 consecutive Days, due to the fault of SPCC and through no fault of NPC.

     (e) SPCC shall cause the Development Bond, the Construction Performance Bond and the O&M Bond to be maintained in force and effect in the applicable amounts set forth above until the Site/Project Mobilization Date, Commercial Operation Date and the end of the Cooperation Period, respectively. For such purpose, SPCC shall ensure that, on a timely basis, the Development Bond (if expiring by its terms before the Site/Project Mobilization Date), the Construction Performance Bond (if expiring by its terms before the Commercial Operation Date) and the O&M Bond (if expiring by its terms before the end of the Cooperation Period) are extended, renewed or replaced at least fifteen (15) Days before their respective expiry dates, in each case for a term not shorter than six (6) calendar months.

                              ARTICLE 4 - TESTING

4.1  TESTING PROCEDURES.
     ------------------

     4.1.1 Without prejudice to Article 4.1.2, after the Site/Project Mobilization Date, SPCC shall provide to NPC a list of Tests and equipment inspections of the Cogeneration Power Production Facility (or every part thereof) which are to be carried out, whether before or after the Commercial Operation Date, and of the place and the scheduled time at which any such Test or inspection is to be conducted, and shall keep NPC fully informed of any material changes thereto. NPC shall notify SPCC in writing which Tests will be witnessed by NPC.

     4.1.2 Not later than six (6) months and not earlier than nine (9) months prior to the then scheduled start of the Guarantee Tests, SPCC shall notify NPC in writing of its proposed (and, as soon as practicable thereafter the Parties shall meet to agree on) procedures, standards, protective settings, duration and program consistent with the Fourteenth Schedule (Tests and Test Procedure) for:

            (a) the Guarantee Test and all other Tests of the Cogeneration Power Production Facility mentioned in the Fourteenth Schedule to be conducted before the Commercial Operation Date; and

            (b) the Performance Tests and all other Tests of the Cogeneration Power Production Facility mentioned in the Fourteenth Schedule to be conducted during the Cooperation Period.

     To the extent the Parties are unable to agree, the matter shall be referred to an Expert for resolution.

4.2  WITNESSING OF TESTS.
     -------------------

     4.2.1 NPC shall have the right to witness all Tests of the Cogeneration Power Production Facility or any part thereof, and SPCC shall procure any necessary consent of its contractors and suppliers thereto.

     4.2.2 SPCC shall give NPC fourteen (14) Days written notice of any Tests mentioned in Article 4.1.1 which are to be conducted on the Site (or within the Philippines) and sixty Days written notice of any such Tests which are to be conducted outside of the Philippines.

     4.2.3 Provided notice has been given pursuant to this Article 4, Tests may be conducted validly at the notified times in the absence of representatives of NPC. If SPCC fails to give proper notice under this Article 4, the Test concerned, if conducted in the absence of NPC unless NPC otherwise agrees, shall be invalid and shall be repeated (subject again to the notice requirements of this Article
            4) at the cost, risk and expense of SPCC.

     4.2.4 No Guarantee Test or Performance Test shall be regarded as successfully completed until the result thereof has been jointly certified by SPCC and NPC in accordance with Article 4.6. To the extent the Parties are unable to agree, the matter shall be referred to an Expert for resolution.

     4.2.5 SPCC shall coordinate with NPC's Systems Operations Department to establish the actual testing dates.

4.3  GUARANTEE TEST.
     ---------------

     4.3.1 The Guarantee Test shall demonstrate to NPC that the Cogeneration Power Production Facility is capable of operating on a continuous and reliable basis in accordance with the Operating Parameters and the Specifications for a period of seven days and shall be used to prove the Contracted Capacity as of the Commercial Operation Date.

     4.3.2 In the event that the Guarantee Tests demonstrate that the Cogeneration Power Production Facility is capable of operating on a continuous and reliable basis in accordance with the Operating Parameters and the Specifications, SPCC and NPC shall jointly certify that the Guarantee Tests were successfully completed. The Commercial Operation Date shall occur on the Target Commercial Operation Date or the date the Guarantee Tests are successfully completed, whichever is later. The Net Available Capacity shall be based on the actual results of the Guarantee Test, but shall in no event be greater than 304,000 kW.

     4.3.3 If the Guarantee Tests have demonstrated that the Net Available Capacity is less than the Contracted Capacity, SPCC may elect (by notice to NPC within fifteen Days after completion of the Guarantee
            Test) that the Commercial Operation Date be deemed to have occurred. SPCC shall have no liability to NPC in respect of the reduced capacity beyond the effects thereof on the calculation of the Capital Recovery Fees and the Fixed O & M Fees to be paid by NPC under the Eighth Schedule. SPCC may retest at any time, upon giving notice as required in Article 4.2, if the capacity demonstrated in the Guarantee Tests is lower than 304,000 kW.

     4.3.4. The Guarantee Tests will be performed in accordance with the provisions of this Article 4 and of the Fourteenth Schedule (Test and Test Procedures).

4.4  PERFORMANCE TEST.
     -----------------

     4.4.1 The Performance Test shall prove the Net Available Capacity nominated by SPCC for the Contract Year.

     4.4.2 The Performance Test shall be done within fifteen (15) Days after each anniversary of the Commercial Operation Date, or such other date as the Parties may mutually agree, and in accordance with the provisions of this Article 4 and the Eighth Schedule and the Fourteenth Schedule (Test and Test Procedures). SPCC may retest up to three times within the fifteen Day period described above; provided, however, that NPC shall be given twenty-four (24) hours' telephonic or written notice of each retest. Additional retests may be carried out with NPC's reasonable approval. The results of the most recent Performance Test (including any retesting carried out pursuant to this Article 4.4.2) shall be effective for the purpose of determining deliveries and payments commencing at the start of the next Contract Year.

     4.4.3 If, for any reason, SPCC is unable to conduct a Performance Test at the time scheduled for such Performance Test, SPCC shall promptly reschedule the Performance Test and shall give NPC at least twenty-four (24) hours' written notice of the rescheduled Test date. If SPCC shall have failed to conduct a Performance Test within the fifteen Day period described in Article 4.4.2, then the Performance Test shall be deemed to have demonstrated that the Cogeneration Power Production Facility is not Available. The foregoing shall not apply if SPCC's failure to conduct the Performance Test is due to an event of Force Majeure (including any failure of NPC to take electricity).

     4.4.4 Yearly nomination of the Net Available Capacity for the following Contract Year shall be made by SPCC to NPC not later than thirty
            (30) Days prior to the anniversary of the Commercial Operation Date.

     4.4.5 If SPCC fails to provide its nomination to NPC as provided above, the Net Available Capacity shall be equal to the Net Available Capacity in effect during the previous Contract Year until such time that SPCC shall have nominated and performed the required Tests in accordance with this Article 4 and the Fourteenth Schedule. SPCC shall (if required by NPC) and may (with the reasonable approval of NPC and upon forty-eight (48) hours' telephonic or written notice to
            NPC) carry out a Performance Test of the Cogeneration Power Production Facility at any time to determine Net Available Capacity. However, no more than four Performance Tests may be carried out in any Contract Year, except for retests permitted under Article 4.4.2 and tests required by NPC, neither of which shall count toward this limit. If the results of such Performance Test requested by NPC show that the Net Available Capacity is lower than the previous Contract Year's Net Available Capacity, SPCC shall refund to NPC excess payments for the Capital Recovery Fees and the Fixed O & M Fees during the current Contract Year that the previous Contract Year's Net Available Capacity was in effect.

     To the extent the Parties are unable to agree, the matter shall be referred to an Expert for resolution.

4.5  COST OF TESTING AND PURCHASE OF ELECTRICITY.
     --------------------------------------------

     During testing and commissioning of the Cogeneration Power Production Facility prior to the Commercial Operation Date:

     (a)  SPCC shall at its own cost supply Fuel and

     (b) NPC shall take all electricity generated by the Cogeneration Power Production Facility during Tests and supplied at the Delivery Point, and shall pay Energy Fees therefor at fifty percent of the base energy rate set forth in the Eighth Schedule.

     If after completion of such testing but prior to the Commercial Operation Date, NPC desires to purchase energy from the Cogeneration Power Production Facility, then the Parties shall agree in writing upon the terms and conditions of such purchase.

4.6  CERTIFICATION.
     --------------

     4.6.1 Forthwith, upon the completion of the Guarantee Tests or Performance Tests pursuant to this Article 4 and the Fourteenth Schedule, SPCC and NPC shall jointly certify the result of such Tests. NPC shall not unreasonably withhold its certification.

     4.6.2 Any other material Tests of the Cogeneration Power Production Facility (and the constituent parts thereof) to be completed before the Commercial Operation Date successfully completed shall be certified by SPCC in writing and SPCC shall provide NPC with a copy of such a certificate.

     4.6.3 To the extent the Parties cannot agree upon whether or not a Test has been successfully completed, the matter shall be referred to an Expert for resolution. The Expert shall be directed to award interest at the Agreed Interest Rate on amounts not paid when due. The Expert shall have the power to award penalties in the event that the Expert determines that a Party has unreasonably withheld its certification, in an amount not to exceed three times the actual damages incurred by the other Party (including, in addition to amounts not paid when due, all liabilities, damages, and all reasonable costs payable to any third parties as a result of such delay, plus interest at the Agreed Interest Rate thereon from the date incurred).

4.7  DEEMED COMPLETION.
     ------------------

     4.7.1 If the Commercial Operation Date has not occurred only because the Guarantee Tests cannot successfully be carried out because NPC cannot take the electricity which will be generated during such Tests because the Transmission Line is not complete, the Commercial Operation Date shall be deemed for all purposes of this Agreement to occur on the date on which it would otherwise have occurred, as notified in writing by SPCC to NPC ("Deemed Completion Date") but not, for the avoidance of doubt, before what would have been the Target Commercial Operation Date, but for such failure. On and from such date, the Cogeneration Power Production Facility shall be deemed to be Available, with a Net Available Capacity equal to 304,000 kW, and NPC shall pay Availability Fees based upon such capacity until the Net Available Capacity is established pursuant to the Guarantee Test.

     4.7.2 In the circumstances mentioned in Article 4.7.1 above, NPC shall notify SPCC at least thirty (30) Days prior to the Transmission Line Completion Date, and SPCC shall initiate start-up, commissioning and testing activities no later than fifteen (15) Days after the Transmission Line Completion Date. SPCC shall schedule the Guarantee Test for as soon as reasonably possible after NPC notifies SPCC in writing that it is able to take the electricity generated by the Cogeneration Power Production Facility. If, for any reason, SPCC is unable to conduct the Guarantee Test at the time scheduled for such Test, SPCC shall promptly reschedule the Test and shall give NPC at least five (5) Days written notice of the rescheduled Test date. If SPCC shall have failed to conduct the Guarantee Test within one hundred twenty (120) Days of the Transmission Line Completion Date, then the Guarantee Test shall be deemed to have demonstrated that the Cogeneration Power Production Facility is not Available. The foregoing shall not apply if SPCC's failure to conduct the Guarantee Test is due to an event of Force Majeure (including any failure of NPC to take electricity or any failure of NPC to give proper, accurate notice of the Transmission Line Completion Date).

     4.7.3 If NPC has made payments to SPCC of Availability Fees based upon a Net Available Capacity of 304,000 kW pursuant to Article 4.7.1 above, and if upon completion of the Guarantee Test (and any retesting carried out pursuant to this Agreement) the Net Available Capacity is determined to be less than 304,000 kW or the Cogeneration Power Production Facility is deemed not Available pursuant to Article 4.7.2, then the fees previously paid by NPC pursuant to Article 4.7.1 shall be recalculated based on the actual Net Available Capacity, and SPCC shall reimburse NPC for the overpayments (in the currencies in which such payments were made by NPC), plus interest thereon at the Agreed Interest Rate.

     4.7.4 To the extent the Parties cannot agree upon whether or not SPCC shall have achieved the Deemed Completion Date, the matter shall be referred to an Expert for determination.

                   ARTICLE 5 - OPERATION OF THE COGENERATION
                           POWER PRODUCTION FACILITY

5.1  SPCC'S RESPONSIBILITIES. SPCC shall be responsible, at its own cost, for
     ------------------------
     the management, operation, maintenance and repair of the Cogeneration Power Production Facility and Switchyard Facilities during the Cooperation Period and shall use its reasonable efforts to ensure that during such period the Cogeneration Power Production Facility is in good operating condition and capable of generating electricity in a safe and reliable manner within the Operating Parameters. Except in an Emergency (when it shall use all reasonable endeavors to comply with dispatch instructions), SPCC shall not be obliged to operate the Cogeneration Power Production Facility other than within the Availability and actual Operating Parameters last advised by it to NPC pursuant to Article 5.3.

5.2  DOWNTIME.  Notwithstanding Article 5.1, SPCC shall be entitled to periods
     ---------
     of Planned Maintenance and Forced Outage (as defined in the Sixth Schedule) in order to undertake necessary overhaul, maintenance, inspection, repair and turbine washing subject to the provisions of the Sixth Schedule, and shall not be obliged to operate the Cogeneration Power Production Facility inconsistently therewith.

5.3  AVAILABILITY.
     -------------

     5.3.1 SPCC shall at all times keep NPC advised of the current and anticipated Availability and actual Operating Parameters of the Cogeneration Power Production Facility. Without prejudice thereto, SPCC shall comply with the Sixth Schedule.

     5.3.2 SPCC shall not advise of nor permit to remain outstanding any advice as to Availability and Operating Parameters containing levels different from those which the Cogeneration Power Production Facility is capable of achieving. This shall not oblige SPCC to advise NPC of levels in excess of those specified in the First and Second Schedules.

     5.3.3 To the extent that an event of Force Majeure (other than Government Force Majeure) affects NPC's ability to take electricity from the Cogeneration Power Production Facility, but the Cogeneration Power Production Facility would have been able to deliver electricity in accordance with the terms and conditions of this Agreement, the Cogeneration Power Production Facility shall be deemed not Available (and the term "Force Majeure Outage" as used in the Eighth Schedule shall include all such reductions in Availability) to the extent it cannot be operated because of NPC's failure to take electricity because of Force Majeure (other than Government Force Majeure); but only for a period equal to the duration of the actual event or circumstance of Force Majeure and for a maximum of seven additional days, in the aggregate, in any Contract Year. The time taken to overcome an event or occurrence of Force Majeure, as well as the time during which the effects of Force Majeure subsist, shall not, for the purposes of the foregoing, be considered in determining the duration of the actual event or occurrence of Force Majeure.

5.4  OPERATION.
     ----------

     5.4.1 The Cogeneration Power Production Facility shall be operated as a base load generating unit at a nearly continuous level of output, except during periods of Downtime and Forced Outages as more specifically described in the Sixth Schedule (Electricity Delivery Procedures), subject to this Agreement, and safe operating practices pursuant to the Second Schedule (Operating Parameters) and Good Operating Procedures.

     5.4.2 SPCC shall only operate the Cogeneration Power Production Facility in accordance with the dispatch instructions given in accordance with the Sixth Schedule. However, and without prejudice to the Sixth Schedule, SPCC shall not be obliged to operate the Cogeneration Power Production Facility other than within the Availability and actual Operating Parameters last advised by it pursuant and subject to Article 5.3.1 and 5.3.2 (except in an Emergency, when SPCC shall use all reasonable efforts to comply).

5.5  SPCC'S RIGHTS. Pursuant to its obligations under Article 5.1 of this
     --------------
     Agreement, SPCC shall have all the rights of an owner and operator of a Cogeneration Power Production Facility, including among other things the right to:

     5.5.1 enter into contracts for the supply of materials and services, for operation and maintenance, and for the sale of steam to the Thermal Hosts;

     5.5.2  appoint and remove consultants and professional advisers;

     5.5.3  purchase replacement equipment;

     5.5.4 appoint, organize and direct staff and manage, and supervise the Cogeneration Power Production Facility;

     5.5.5 establish and maintain regular inspection, maintenance and overhaul procedures; and

     5.5.6 do all other things necessary or desirable for the operation of the Cogeneration Power Production Facility within the Operating Parameters set forth in the Second Schedule.

5.6  NPC'S OBLIGATIONS.  NPC shall:
     ------------------

     5.6.1 endeavor to ensure that there is a supply of electricity as provided in Article 2 and the First Schedule (Project Scope and Specifications), the cost of the utilization of which shall be for SPCC's account; and

     5.6.2 at its own cost, construct, install, maintain and repair the Transmission Line and ensure that at all times the Transmission Line is capable of operating within the specifications set out in the Fifth Schedule (Transmission Line Specifications).

5.7  ENVIRONMENTAL IMPACT. SPCC shall monitor and produce reports (copies of
     ---------------------
     such reports to be furnished to NPC) on the environmental impact of the Cogeneration Power Production Facility in accordance with the requirements of the Environmental Compliance Certificate, and shall operate the Cogeneration Power Production Facility in compliance with the requirements of the Environmental Compliance Certificate and the Sixteenth Schedule (Environmental Criteria).

5.8  SAFETY AND TECHNICAL GUIDELINES/ GRID CODE.
     -------------------------------------------

     5.8.1 NPC and SPCC shall organize a Steering Committee which shall, from time to time, coordinate, meet, discuss and agree upon safety and technical guidelines for the operation of the Cogeneration Power Production Facility in accordance with the Operating Parameters, the Specifications, NPC's System requirements and the Grid Code. The Steering Committee shall also serve as a venue for the discussion of contractual issues and concerns in relation to the Cogeneration Power Production Facility. The Committee shall be composed of six members. three to be nominated by SPCC and three to be nominated by the Regional Center, one of which should be from Systems Operations (Luzon).

     5.8.2 The Parties acknowledge that no Grid Code has yet been adopted in the Philippines. To the extent that the Grid Code, if and when adopted, imposes monetary burdens on the Project (such as requirements for the installation of equipment not contemplated in the First Schedule), SPCC shall give NPC notice of the costs of complying therewith, and NPC shall reimburse SPCC for such costs. NPC or the appropriate governmental authority shall have the right to audit all costs to NPC by SPCC.

                        ARTICLE 6 - SALE OF ELECTRICITY

                         PART A: SUPPLY OF ELECTRICITY

6.1  SUPPLY TO NPC.  SPCC agrees to sell electricity to NPC and NPC agrees to
     --------------
     take and pay for all electricity delivered to NPC in accordance with the procedures set out in the Sixth Schedule (Electricity Delivery Procedures) and the Operating Parameters set out in the Second Schedule (Operating Parameters).

6.2  QUANTITY.  The quantities of electricity delivered to NPC by SPCC at the
     ---------
     Delivery Point from time to time shall be monitored, measured and recorded in accordance with the provisions of the Seventh Schedule (Measurement and Recording of Electricity).

6.3  DELIVERY.  SPCC shall deliver the entire Cogeneration Power Production
     ---------
     Facility power output (net of Cogeneration Power Production Facility usage and subject to Article 2.9.4) to NPC at the Delivery Point on the outgoing line consistent with the Seventh Schedule (Measurement and Recording of Electricity). It is acknowledged that (except as otherwise provided in the Sixth Schedule) the Cogeneration Power Production Facility shall operate as base load plant; provided, however, that SPCC shall comply with the terms and conditions of the Sixth Schedule in accommodating dispatch orders validly given in accordance therewith.

                                  PART B: FEES

6.4  FEES.
     ----

     6.4.1 During the Cooperation Period NPC shall pay SPCC Availability Fees and Energy Fees, in each case calculated as provided in the Eighth Schedule.

     6.4.2 Fuel Fees shall be payable from and after the Commercial Operation Date calculated on the basis of all kWhs delivered to the Delivery Point on the outgoing line at the heat rate guaranteed in the Eighth Schedule.

     6.4.3  In the event of an occurrence of Force Majeure described in Article
            13.1 (a) (except Force Majeure related solely to the Thermal Hosts) which renders the Cogeneration Power Production Facility unable to operate, or an occurrence of Force Majeure which renders NPC unable to take electricity and results in the Cogeneration Power Production Facility being deemed not Available during the occurrence of the Force Majeure event pursuant to Article 5.3.3, either of which results in a reduction of Availability Fees pursuant to the Eighth Schedule, the Cooperation Period shall be extended to account for the number of kWh lost due to the event of Force Majeure.

6.5  INVOICES.  In respect of each Billing Period, SPCC will deliver to NPC an
     ---------
     invoice (in US$ and/or Philippine Pesos as required by the Eighth Schedule) in respect of Capital Recovery Fees, Fixed Operating and Maintenance
     Fees, Energy Fees and Fuel Fees for such Billing Period and NPC shall pay to SPCC the amount of such invoice within thirty (30) Days after the receipt of such invoice.

6.6  PAYMENT BY NPC.  All fees payable to SPCC pursuant to this Article 6 shall
     ---------------
     be paid in the currencies stipulated in the Eighth Schedule (Delivery of Power and Energy) and each sum payable shall be decreased or increased so as to ensure that after NPC has deducted therefrom all taxes or charges for which NPC is liable for pursuant to Article 10.1, if any, (which taxes and charges shall be separately stated in all invoices and are to be paid in Pesos), there remains a sum equal to the amount that would have been payable to SPCC had there been no requirement to deduct or withhold such taxes or other charges.

6.7  NO SET-OFF.  Except as set forth above or as required by the Law of the
     -----------
     Republic of the Philippines, all payments made by NPC hereunder shall be made free and clear of and without deduction for or on account of any set-off, counterclaim, tax or otherwise except for taxes payable by SPCC which are required by Law to be withheld by NPC and except as specifically permitted pursuant to Article 6.10.

6.8  DISPUTES.  If NPC disputes the amount specified in any invoice it shall so
     ---------
     inform SPCC within fifteen (15) Days of receipt of such invoice. If the dispute is not resolved by the invoice due date, NPC shall pay the undisputed amount on or before such date. The disputed amount shall be resolved according to Article 19 within fifteen (15) Days after the invoice due date for such invoice (for a total of forty-five (45) Days after receipt of such invoice) and all or any part of the disputed amount which is finally determined pursuant to Article 19 or Article 23 to be payable to SPCC shall be paid together with interest pursuant to Article 29.1 from the due date of payment until payment in full.

                           PART C:  FOREIGN EXCHANGE

6.9  DOLLAR PAYMENTS.  All sums payable to SPCC in dollars shall be payable in
     ----------------
     dollars in New York, in same-day funds, on the day when payment is due, to the account of SPCC at ______(Bank)_______or such other account as SPCC may specify and is acceptable to NPC which acceptance shall not be unreasonably withheld.

6.10 COST OF PAYMENTS.  Any costs incurred by NPC in connection with the
     -----------------
     remittance of funds outside the Philippines shall be for SPCC's account and shall be deducted from the amount so remitted, provided that the portion of any regular and generally applicable bank charges, fees, and Documentary Stamp Tax in excess of 0.15% of the amount remitted shall be for the account of NPC and shall be paid by NPC directly to the remitting bank.

6.11 PESO PAYMENTS.  All sums payable to SPCC in Pesos shall be payable in Pesos
     --------------
     in Manila, in same-day funds, on the day when payment is due, to the account of SPCC with a bank in Manila that SPCC shall specify and is acceptable to NPC which acceptance shall not be unreasonably withheld.

6.12 PAYMENTS TO NPC.  All sums payable by SPCC to NPC, whether pursuant to
     ----------------
     judgment or otherwise, shall be payable in same-day funds, on the day when payment is due, to the account of NPC with a bank in Manila that NPC shall specify.

6.13 DOLLAR DEFICIENCY.  In the event that any payment, whether pursuant to
     ------------------
     judgment or otherwise, upon prompt conversion to dollars and transfer to New York, as provided in Article 6.9, does not result in payment of the dollar amount stipulated in this Agreement, SPCC shall be entitled to immediate payment of, and shall have a separate cause of action for, the dollar deficiency plus interest thereon pursuant to Article 29. However, should any such payment (upon conversion to dollars and transfer to New York as aforesaid) result in the receipt by SPCC of a sum in excess of the dollar amount stipulated in this Agreement, SPCC shall notify and pay the excess amount to NPC immediately upon SPCC's receipt of notice of the over-payment and its agreement to the same plus interest thereon pursuant to
     Article 29.

                       PART D:  CHANGE IN CIRCUMSTANCES

6.14 CHANGE IN CIRCUMSTANCES.
     ------------------------

     6.14.1 If, as a result of any Law coming into effect after the Contract Signing Date, or any Law (including any Law or any official written interpretation thereof, which SPCC has relied upon in entering into this Agreement, but excluding such Laws that only affect any Thermal Host in its capacity as thermal host and purchaser of steam) in force at the date hereof being amended, modified or repealed, or as a result of any Consent in effect as of the Contract Signing Date being subsequently terminated, withdrawn, rescinded or amended or as a result of any new required Consent not being obtained on a timely basis for reasons other than fault of SPCC, the Cogeneration Power Production Facility is unable to operate in accordance with the Specifications or within the Operating Parameters, and/or the interest of SPCC in the Site, the Project or the Facilities and/or SPCC's economic return on its investment (net of Philippine taxes and other impositions) is materially reduced, prejudiced or otherwise adversely affected (including without limitation, any restriction on the ability to remit funds in dollars outside of the Philippines), SPCC shall give NPC notice thereof with reasonably full particulars of the Law concerned and of its proposal for and the cost of complying therewith (which proposal should substantially preserve SPCC's economic return at the least cost to NPC, consistent with both Parties' obligations under this Agreement) and the Parties shall promptly meet and seek, in good faith (including by the provision of information and data), to agree on amendments to this

            Agreement which will substantially preserve SPCC's said economic return at the least cost to NPC consistent with both Parties' obligations under this Agreement. If the Parties are unable to come to an agreement on appropriate amendments, the issue of how to amend this Agreement within the stated parameters shall be resolved according to Article 19 and, failing resolution thereunder, shall be referred to arbitration pursuant to Article 23.

     6.14.2 If the circumstances mentioned above materially and favorably affect (or, in the reasonable opinion of NPC notified to SPCC, may materially and favorably affect) the said economic return of SPCC, SPCC shall give NPC notice thereof with reasonably full particulars of the Law concerned and of its proposal for and the savings resulting from taking advantage thereof (which proposal should maintain SPCC's economic return at the greatest savings for NPC consistent with both Parties' obligations under this Agreement) and the Parties promptly shall meet and seek, in good faith (including by the provision of information and data), to agree on amendments to this Agreement which will maintain SPCC's economic return at the greatest savings to NPC consistent with both Parties' obligations under this Agreement. If the Parties are unable to come to an agreement on appropriate amendments, the issue of how to amend this Agreement within the stated parameters shall be resolved according to Article 19 and, failing resolution thereunder, shall be referred to arbitration pursuant to Article 23.

     6.14.3 For the purpose of determining whether a change in circumstances has occurred, a Consent obtained after the Contract Signing Date shall not be considered a change in circumstances unless such Consent was given on terms which are materially different from those which SPCC (to the best of its knowledge) could reasonably have expected immediately prior to the Contract Signing Date.

6.15 CONVERSION TO OTHER FUEL.
     -------------------------

     6.15.1 Conversion to Other Fuels.  If and when Fuel is either unavailable
            -------------------------
            or the Parties agree that there is another fuel which: (1) meets or betters the environmental criteria set forth in the Sixteen Schedule (Environmental Criteria); (2) satisfies the turbine warranties and specifications; and (3) is more economical on an overall basis for the Parties and the Project (taking into account fuel price and operation and maintenance considerations), the Parties may agree to an alternate fuel. The Thermal Efficiency Standards under such conditions shall remain pegged at 60%, computed on an annual basis. The Parties shall revise the Fourth Schedule (Fuel and Fuel Testing) to specify the cost basis of the alternate fuel.

     6.15.2 Conversion to Natural Gas.  If and when natural gas becomes
            --------------------------
            available for use at the Cogeneration Power Production Facility, NPC may request SPCC to convert the Cogeneration Power Production Facility to operate on natural gas subject to an agreement on revised fees (pursuant to the Eighth Schedule) and parameters. If the Parties mutually agree to a change of fuel pursuant to this
            Article 6.15.2, then:

            6.15.2.1 if the result is an increase in output due solely to the change in fuel, the Parties shall revise the Capital Recovery Fees and the Fixed Operating and Maintenance Fees so that SPCC is revenue neutral;

            6.15.2.2 the Parties shall endeavor to make any adjustments in the Base Energy Rate necessary or appropriate to adequately compensate SPCC for the change in operating parameters attributable to the change in fuel;

            6.15.2.3 the Parties shall revise the Fuel Fee equation applicable to the use of natural gas; and

            6.15.2.4 the Thermal Efficiency Standards for natural gas shall be 57% pursuant to DOE Circular No. 96-01-005.

                       ARTICLE 7 - TERM AND TERMINATION

7.1  TERM.  The term of this Agreement shall begin from the Contract Signing
     -----
     Date hereof and shall end on the last day of the Cooperation Period of twenty five (25) Years from the Commercial Operation Date unless otherwise provided herein or subsequently earlier terminated as agreed to by the Parties.

7.2  TERMINATION BY NPC.  NPC shall have the right to terminate this Agreement
     -------------------
     upon 30 Days' written notice to SPCC:

     (a)  if SPCC Abandons the Cogeneration Power Production Facility;

     (b) if SPCC fails to deliver and maintain any Bond as and when required by this Agreement within fifteen (15) Days of a request therefor by NPC; and

     (c) if SPCC fails to obtain and maintain any insurance as required by this Agreement or fails within fifteen (15) Days of a request therefor by NPC to provide NPC with evidence reasonably satisfactory to it that any insurance required by this Agreement is maintained.

7.3  TERMINATION BY SPCC.
     --------------------

     (a) SPCC shall have the right to terminate this Agreement upon 30 Days' written notice to NPC if NPC by reason of its insolvency or otherwise has failed to pay or ensure the due payment of any sum due under this Agreement (as the same may have been amended by mutual agreement or by arbitration pursuant to Article 23) within ninety (90) Days of the due date of such payment.

     (b) SPCC shall have the right to terminate this Agreement upon 30 Days' written notice to NPC if periods of Government Force Majeure have resulted in the Target Commercial Operation Date being extended by twelve months.

7.4  EXERCISE OF TERMINATION PAYMENT BY NPC.  NPC shall have the right to
     ---------------------------------------
     terminate this Agreement if any period of Government Force Majeure during the Cooperation Period continues for more than twelve calendar months.

7.5  PRE-COMPLETION TERMINATION AND PAYMENT.
     ---------------------------------------

     7.5.1 If this Agreement is terminated prior to the Commercial Operation Date pursuant to Article 7.3 or 7.4:

            (a) NPC shall not be entitled to draw upon the Development Bond or the Construction Performance Bond (and NPC shall promptly return such Bond to SPCC);

            (b) NPC shall pay SPCC a termination charge (calculated and paid in U.S. Dollars) equal to the aggregate of all costs, expenses and liabilities, including but not limited to all principal, interest and fees owed by SPCC to its Lenders, any other interest and any fees incurred by SPCC in connection herewith, plus an amount sufficient to provide SPCC with a return on equity of twelve (12%) percent per annum on the equity invested in the Project, for the period when the equity was invested; and

            (c) the termination shall be effective thirty (30) Days after the termination notice is given, at which time NPC shall pay SPCC the applicable termination charges and SPCC shall transfer the Generating Assets (other than the Site) to NPC on an "as is" basis.

     7.5.2 If this Agreement is terminated prior to the Commercial Operation Date pursuant to Article 7.2 (a), (b) or (c), NPC shall be entitled to draw the remaining amount of the then applicable Bond at the time of termination.

7.6  POST-FACILITY COMPLETION TERMINATION AND PAYMENT.
     ------------------------------------------------

     7.6.1 If this Agreement is terminated on or after the Commercial Operation Date pursuant to Article 7.3 or 7.4:

            (a) NPC shall not be entitled to draw upon the Construction Performance Bond or the O&M Bond (and NPC shall promptly return such Bond to SPCC);

            (b) NPC shall pay SPCC the applicable termination charges determined in accordance with the Twentieth Schedule (Termination Price); and

            (c) The termination shall be effective thirty (30) Days after the termination notice is given, at which time NPC shall pay SPCC the applicable termination charges. In the event that there is no Viable Market (as defined in the Twentieth Schedule) as of the effective date of the termination, SPCC shall transfer the Generating Assets to NPC on an "as is" basis. In the event that a Viable Market exists, SPCC shall retain ownership of the Generating Assets.

     7.6.2 If this Agreement is terminated on or after the Commercial Operation Date pursuant to Article 7.2(a), (b) or (c), NPC shall be entitled to draw the remaining amount of the O&M Bond at the time of termination.

7.7  DEDUCTIONS. In the event that the provisions of this Article apply as a
     ----------
     result of an event of Force Majeure pursuant to Article 13, then there shall be deducted from any sum payable by NPC to SPCC an amount equal to the value, if any, of any applicable insurance proceeds received by SPCC, in respect of the event leading to the operation of the provisions of
     Article 13.

                    ARTICLE 8 - REPRESENTATIONS, WARRANTIES
                             AND COVENANTS OF SPCC

8.1  CORPORATE EXISTENCE.
     --------------------

     8.1.1 SPCC represents that it is a private corporation, duly organized and existing under the laws of the Netherlands with the corporate power and authority to execute, deliver and perform the terms and conditions to be performed by it under this Agreement, and that as of the date of this Agreement, the shareholders of SPCC are Texaco Nederland, B.V., a wholly owned subsidiary of Texaco Inc., and MEC San Pascual B.V., a wholly owned subsidiary of Edison Mission Energy.

     8.1.2 SPCC Philippines is, or when formed pursuant to Article 28 will be, an entity duly organized and existing under the laws of the Republic of the Philippines with the power and authority to execute, deliver and perform the terms and conditions to be performed by it under the Accession Undertaking. As of the date of the Accession Undertaking, the partners in SPCC Philippines will be SPCC and Batangas Energy Corporation, a wholly owned subsidiary of Caltex.

8.2  GOVERNMENT AUTHORIZATIONS.  SPCC represents and warrants that it has taken
     --------------------------
     all necessary corporate action to enter into, execute, deliver and perform this Agreement, and such will not constitute a breach of any agreement or agreements to which it is a party; and prior to the Commercial Operation Date as required in all Project Milestones, it will have secured or caused to be secured all orders, consents, approvals, licenses and permits of all relevant government or governmental agencies in order for it to construct, own and operate the Cogeneration Power Production Facility.

8.3  COMPLIANCE WITH STANDARDS.  SPCC warrants that the Cogeneration Power
     --------------------------
     Production Facility shall be constructed, operated and maintained in accordance with Internationally Accepted Engineering Standards, Good Operating Procedures and those internationally accepted environmental standards which have been adopted by Law in the Philippines.

8.4  COMPLIANCE WITH LAWS.  SPCC shall operate the Cogeneration Power Production
     ---------------------
     Facility in accordance with all environmental and other Philippine and local Laws in force as of the Contract Signing Date and shall comply with any changes in such laws and regulations and with any new laws and regulations, subject to Article 6.14.

8.5  SPCC'S WARRANTY AGAINST CORRUPTION.  SPCC hereby warrants that neither it
     -----------------------------------
     nor its representatives have offered any government officer and/or NPC official or employee any consideration or commission for this Agreement nor has it or its representatives exerted or utilized any corrupt or unlawful influence to secure or solicit this Agreement for any consideration or commission; that SPCC shall not subcontract any portion or portions of the scope of the work of the Agreement awarded to any person known by SPCC to be an official or employee of NPC or to the relatives within the third degree of consanguinity or affinity of the NPC officials who are directly or indirectly involved in contract awards or project prosecution and that if any commission is being paid to a private person, SPCC shall disclose the name of the person and the amount being paid and that any material violation of this warranty shall constitute a sufficient ground for the rescission or cancellation of this Agreement or the deduction from the contract price of the consideration or commission paid without prejudice to the filing of civil or criminal action under the Anti-Graft law and other applicable laws against SPCC and/or its representatives and NPC's officials and employees.

                    ARTICLE 9 - REPRESENTATIONS, WARRANTIES
                              AND COVENANTS OF NPC

9.1  CORPORATE EXISTENCE.  NPC represents that it is a corporation duly
     --------------------
     organized and existing under and by virtue of the laws of the Republic of the Philippines, and has the corporate power and authority to execute, deliver and carry out the terms and conditions of this Agreement.

9.2  GOVERNMENT AUTHORIZATIONS.  NPC represents and warrants that it has taken
     --------------------------
     all necessary corporate action, and has secured or caused to be secured all necessary government orders, consents or approvals, permits and licenses to enter into, execute and perform this Agreement, to purchase power from SPCC, and shall endeavor to secure all other governmental approvals and registrations as may be required to enable it to make payments therefor in the respective currencies referred to herein, and such will not constitute a breach of any agreement or agreements to which it is a party.

                               ARTICLE 10 - TAXES

10.1 RESPONSIBILITY FOR TAXES.
     -------------------------

     10.1.1 In the performance of its obligations under this Agreement, SPCC shall be responsible for:

            (i) obtaining all permits, approvals, clearances relative to plant construction and operation, including fees and other charges thereof, required by various government agencies, instrumentalities, subdivisions, entities, and/or private institutions routinely needed and available for business activities which any enterprise would be required to secure on its own;

            (ii) paying taxes imposed or calculated on the basis of the net income of SPCC and personnel income taxes of its personnel, and ensuring, on a best efforts basis, the payment of taxes imposed on its contractors and sub-contractors;

            (iii) paying taxes (such as input VAT) and duties on capital equipment and spare parts in accordance with the policies, guidelines, laws and regulations of the Philippines Board of Investment (BOI) Investment Priorities Plan of 1996, and the Bureau of Internal Revenue (BIR) or any taxing authority thereof;

            (iv)  paying local taxes, fees and charges imposed on SPCC;

            (v) paying for the entitled benefits provided for in Energy Regulations No. 1-94 "Benefit for LGUs, Regions, and Affected Community and People Hosting Power Plants and Energy Resource Development Projects" (as applicable);

            (vi) paying all real estate taxes and assessments, rates and other charges in respect of the Site, buildings and improvements on the Site and the Cogeneration Power Production Facility;

            In the event that a change in Law or any official written interpretation thereof after the Contract Signing Date increases SPCC's tax burden, the imposition of such additional taxes or increase in tax burden shall be treated as a change in circumstances, and Article 6.14 shall apply.

            Nothing contained in this Agreement shall obligate NPC to be responsible to any taxing authority for taxes imposed on SPCC's sub-contractors. The Parties acknowledge that such taxes are the responsibility of the subcontractors, and do not intend by this Agreement to assume any responsibility to third parties with respect to such taxes.

     10.1.2 In light of NPC's exemption from VAT pursuant to Law, SPCC has agreed not to charge VAT to NPC. SPCC desires to obtain a zero rating from the Government of the Republic of the Philippines. However, in the event that NPC or its successor or assign is determined not to be exempt from VAT, SPCC shall have the right to charge VAT to NPC or such successor or assign. Such VAT shall be paid by NPC, or such successor or assign, in addition to the amounts set forth in the Eighth Schedule. For the avoidance of doubt, no Law, or change in Law, resulting in a determination that SPCC is zero rated or a determination that NPC or its successor is not exempt from VAT shall be considered a change in circumstances for the purposes of Article 6.14.2.

10.2 PAYMENT RESPONSIBILITIES.  NPC shall be responsible for reimbursing SPCC
     -------------------------
     for any fees that SPCC has paid, which fees are NPC's responsibility to pay, within thirty (30) Days of written demand therefor. NPC or the appropriate governmental authority shall have the right to audit all costs charged to NPC by SPCC pursuant to this Article 10.2.

10.3 PAYMENTS FREE AND CLEAR.  All sums payable by NPC under this Agreement
     ------------------------
     whether by way of fees, reimbursement of expenses or taxes, or otherwise shall be paid in full, without set-off or counterclaim, free of any deductions or withholdings imposed by the Republic of the Philippines or any agency or instrumentality thereof (including political subdivisions and taxing authorities), all of which shall be for the account of NPC (except those for which SPCC is to be responsible pursuant to Article 10.1). In the event that NPC is prohibited by law from making payments hereunder free of deductions or withholdings, then NPC shall pay such additional amounts to SPCC as may be necessary in order that the actual amount received after deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount that would have been received if such deduction or withholding were not required.

10.4 LATE PAYMENT
     ------------

     10.4.1 BY NPC. If any amount payable by NPC to SPCC hereunder whether in
            ------
            respect of fees or otherwise and whether pursuant to judgment or otherwise is not received by SPCC on or before the due date NPC shall pay interest thereon, calculated at the Agreed Interest Rate from the date upon which it was due until the date which such amount is received by SPCC.

     10.4.2 BY SPCC.  If any amount payable by SPCC to NPC, whether pursuant to
            --------
            judgment or otherwise, is not paid on or before the due date, SPCC shall pay interest thereon, calculated at the Agreed Interest Rate from the date that it was due until the date upon which such amount is received by NPC.

                             ARTICLE 11- INSURANCE

11.1 INSURANCE.  SPCC shall be responsible for obtaining insurance throughout
     ----------
     the Cooperation Period as provided in the Tenth Schedule (Insurance) and shall provide NPC with certificates of all insurance obtained with respect to the Project. SPCC will obtain insurance from GSIS, to the extent such insurance complies with the terms of this Agreement and is available on commercially reasonable terms, and provided further that SPCC shall have the right to arrange reinsurance. SPCC shall be entitled to endorse or assign any insurance proceeds or claims hereunder in favor of any Lenders providing financing for the Project. Unless NPC has failed to perform any of its payment obligations hereunder and such failure is continuing, NPC shall, subject to the rights of any Lender, have the right to cause the proceeds of claims against such insurances, except third party liability and workmen's compensation insurance, with respect to damage or other casualty to the Cogeneration Power Production Facility, to be applied by SPCC to repair or restore the Cogeneration Power Production Facility to its previous condition.

11.2 ENDORSEMENTS.  SPCC shall cause its insurers to provide endorsements naming
     -------------
     NPC and its employees as additional insureds under its comprehensive or commercial general liability insurance policies relating to the ownership, construction, operation and maintenance of the Cogeneration Power Production Facility.

                         ARTICLE 12 - TRANSMISSION LINE

12.1 OWNERSHIP AND RESPONSIBILITIES.  NPC shall construct the Transmission Line
     -------------------------------
     in accordance with the Fifth Schedule at its sole cost, risk and expense and so that the Transmission Line Completion Date occurs not later than the Target Transmission Line Completion Date. NPC shall maintain and operate the Transmission Line thereafter until the end of the Cooperation Period.

12.2 FAILURE TO TIMELY COMPLETE.
     ---------------------------

     12.2.1 BY NPC OF THE TRANSMISSION LINE WHEN SPCC HAS ACHIEVED DEEMED
            -------------------------------------------------------------
            COMPLETION DATE. If, by the Target Commercial Operation Date, SPCC
            ---------------
            has achieved the Deemed Completion Date, then NPC shall:

            (a)  pay Availability Fees as set forth in Article 4.7; and

            (b) defend, indemnify and hold SPCC harmless against any and all claims and demands for any liabilities (other than contractual liabilities to the Thermal Hosts) and damages and all reasonable costs payable to any third parties as a result of such delay. The Parties shall consult with each other and take all reasonable steps to minimize the losses of either Party from the delay in completion of the Transmission Line and to minimize any overall delay or prejudice to the Project. NPC or the appropriate governmental authority shall have the right to audit all costs charged to NPC by SPCC pursuant to this Article 12.2.1.

     12.2.2 BY NPC OF THE TRANSMISSION LINE WHEN SPCC HAS NOT ACHIEVED THE
            --------------------------------------------------------------
            COMMERCIAL OPERATION DATE.  If the Transmission Line is not
            -------------------------
            completed by the Target Transmission Line Completion Date and SPCC has not achieved the Deemed Completion Date by the Target Commercial Operation Date, then the Target Commercial Operation Date shall be extended on a day for day basis, until either (a) SPCC achieves the Deemed Completion Date, at which time if the Transmission Line is still not capable of receiving power, the remedies provided for in
            Article 12.2.1 shall apply calculated from the date on which the Deemed Completion Date has occurred; or (b) the Transmission Line is completed and is capable of receiving power, at which time NPC's right to receive penalties shall commence after the Target Commercial Operation Date as set forth in Article 12.2.3.

     12.2.3 BY SPCC. If the Transmission Line is capable of receiving power and
            -------
            the Target Commercial Operation Date has occurred, but the Cogeneration Power Production Facility is not Available, then SPCC shall be subject to the penalties set forth in the Third Schedule.

12.3 TRANSFER OF OBLIGATION TO SPCC.  Nothing contained in this Article shall
     ------------------------------
     bar the Parties from entering into a separate agreement under which SPCC would cause the Transmission Line to be built on or over rights of way or easements obtained by NPC. NPC's obligation to obtain environmental clearances, rights of way and easements in a timely fashion would remain subject to Article 12.2.1.

                           ARTICLE 13 - FORCE MAJEURE

13.1 FORCE MAJEURE.  A Party shall not be liable for any failure to perform an
     --------------
     obligation under this Agreement (including, in the case of NPC, to take electricity) to the extent such performance is prevented, hindered or delayed by:

     (a) events or circumstances (other than as mentioned in paragraph b. below) which are beyond its reasonable control and the effects of which cannot reasonably be overcome by it by the exercise of Good Operating Procedures; or

     (b)
          i. war (whether declared or not), hostilities, belligerence, blockade, revolution or insurrection occurring in (or initiated by the Government of) the Republic of the Philippines;

          ii. expropriation, requisition, confiscation, nationalization, import restriction or closure of harbors, docks, canals or other assistance to shipping or navigation by the government of the Republic of the Philippines or any subdivision thereof;

          iii. rationing or allocation, whether imposed by Law or by compliance of industry at the insistence of the government of the Republic of the Philippines or any subdivision thereof; or

          iv. event, matter or thing which shall reasonably be within the control of NPC or any Competent Authority, or any closure, restriction or other material change in the operation of the Refinery (to the extent not due to the negligence of the Refinery or the Refinery's failure to comply with any Law in effect as of the Contract Signing Date), which directly causes a material and adverse impact on the Cogeneration Power Production Facility, caused by or contributed by NPC or any Competent Authority;

     and, in any such case, the effects of which cannot reasonably be overcome by it by the exercise of Good Operating Procedures.

     The items set forth in Article 13.1(b), subsections (i) through (iv) above shall be referred to as events of "Government Force Majeure", and each of the foregoing events, matters or things described in this Article 13.1 shall be referred to as an event of "Force Majeure" in this Agreement; provided that:

     (c)  Planned Maintenance;

     (d) failure to pay money (except as a result of a total failure of the worldwide money transfer system);

     (e) Forced Outage, to the extent the result of actual or anticipated mechanical or electrical derangement or component failure under design operating conditions and when constructed, operated and maintained in accordance with Good Operating Procedures;

     (f) any failure by a Party to obtain and/or maintain and comply at all times with the terms of all Consents necessary to enable it to fulfill its obligations under this Agreement, if the reason for such failure is the refusal by a Party concerned to accept conditions which are not unduly onerous;

     (g) in the case of SPCC, any failure to obtain and maintain a bond or insurance as required by this Agreement;

     (h) in the case of SPCC, any event, matter or thing which shall reasonably be within the control of SPCC;

     (i)  in the case of NPC, lack of market for electricity; and

     (j)  in the case of NPC, Government Force Majeure;

     shall not be Force Majeure.

13.2 EXCEPTIONS.
     -----------

     13.2.1 Notwithstanding Article 13.1, NPC shall not be entitled to claim for itself Force Majeure in respect of any event of Government Force Majeure, and shall not be relieved of its obligation to make payments of Availability Fees by the occurrence of such event of Government Force Majeure, whether such event affects NPC or SPCC.

     13.2.2 Notwithstanding Article 13.1, SPCC shall not be entitled to claim Force Majeure for the following events:

            (a) Any shutdown of the Refinery due to bankruptcy, reorganization, or appointment of a receiver for Caltex; or

            (b) Any failure by the Refinery to provide any Fuel it has contracted with SPCC to provide, if and to the extent that such Fuel is available elsewhere for delivery to the Project (i) for the same price as the Fuel to have been supplied by the Refinery (or at such higher price as NPC shall have agreed in writing to include in the Fuel Fees) and (ii) on the same terms and conditions as the Fuel to have been supplied by the Refinery, or on different terms and conditions to the extent that such terms and conditions do not increase the overall price to SPCC (or NPC shall have agreed in writing to compensate SPCC for the effect thereof through the Fuel Fees).

13.3 PROCEDURE. The Party invoking Force Majeure shall:
     ----------

     (a) notify the other Party as soon as reasonably practicable by fax or cable of the event or circumstance concerned and of the extent to which fulfillment of its obligations is prevented, hindered or delayed thereby;

     (b) keep the other Party fully informed as to the actions taken or to be taken by it to overcome the effects thereof, and from time to time provides the other Party with such information and permits it such access as the other Party may reasonably require for the purpose of assessing such effects and the actions taken or to be taken; and

     (c) resume performance of its obligations as soon as possible after the effects thereof have been overcome or the event or circumstance no longer exists.

13.4 CONSULTATION.   The Parties shall consult with each other and take all
     -------------
     reasonable steps to minimize the losses of either Party resulting from Force Majeure and to minimize any overall delay or prejudice to the Project.

13.5 EXTENSION OF TIME.
     ------------------

     13.5.1 If a Party is prevented, hindered or delayed in the performance of an obligation under this Agreement by Force Majeure then, subject to the foregoing provisions of this Article 13, the time limited for the performance of that obligations shall be extended by a period equal to the period by which its performance was so prevented, hindered or delayed; provided that the time limited for performance of an obligation by NPC shall not be extended to the extent that performance of that obligation has been prevented, hindered or delayed by Government Force Majeure.

     13.5.2 If a Party is prevented, hindered or delayed in the performance of an obligation under this Agreement by any failure (whether or not occasioned by Force Majeure) of the other Party to perform an obligation under this Agreement, the time limited for the performance of that first mentioned obligation shall be extended by a period equal to the period by which the first mentioned Party's performance was so prevented, hindered or delayed.

     13.5.3 If a Party's performance is prevented, hindered or delayed by an event of Force Majeure for a period in excess of 180 Days, or if any event of Force Majeure occurs which causes material damage to the Project or the Cogeneration Power Production Facility and such event of damage would not ordinarily be insured against by NPC, the Parties hereto shall meet and endeavor to agree on amendments to this Agreement which will substantially preserve SPCC's economic return at the least cost to NPC consistent with both Parties' obligations under this Agreement. If the Parties are unable to come to an agreement on appropriate amendments, the issue of how to amend this Agreement within the stated parameters shall be resolved according to Article 19 and, failing resolution thereunder, shall be referred to arbitration pursuant to Article 23.

                              ARTICLE 14 - EXPERT

14.1 APPLICATION OF ARTICLE.  The provision of this Article 14 shall apply
     -----------------------
     whenever a dispute cannot be settled by mutual discussion and either (a) this Agreement specifically provides that the matter is to be referred to a Expert for resolution or (b) the Parties agree in writing to refer the matter in question to an Expert for resolution.

14.2 APPOINTMENT.  The procedure for the appointment of an Expert shall be as
     ------------
     follows:

     14.2.1 the Party wishing to appoint or to refer a matter to an Expert shall give notice to that effect to the other Party and, with such notice, shall give details of the reason for the appointment of, and the matter to be referred to, the Expert;

     14.2.2 the Parties shall meet and endeavor to agree upon a person to be the Expert;

     14.2.3 if, within twenty-one (21) Days from the date of the notice under paragraph 14.2.1 above, the Parties have failed to agree upon an Expert, the matter shall forthwith be referred by the Party wishing the appointment to be made to the UNCITRAL ("the Appointor") which shall be requested to make the appointment of the Expert within thirty Days and, in so doing, may take such independent advice as he thinks fit;

     14.2.4 upon a Person being appointed as Expert under the foregoing provisions, the Parties forthwith shall notify such Person of his selection and shall request him to confirm within fourteen Days whether or not he is willing and able to accept the appointment;

     14.2.5 if such Person is either unwilling or unable to accept such appointment, or shall not have confirmed his willingness and ability to accept such appointment within the said period of fourteen Days, then (unless the Parties are able to agree upon the appointment of another Expert) the matter shall be referred (by either Party) in the manner aforesaid to the Appointor who shall be requested to make an appointment or (as the case may be) a further appointment and the process shall be repeated until a Person is found who accepts the appointment as Expert;

     14.2.6 Within seven (7) Days of the appointment of the Expert, the Expert shall designate a time and place for a hearing of the Parties on the dispute, which time shall not be more than fourteen (14) Days after the Expert's appointment; and

     14.2.7 if there shall be any dispute between the Parties as to the remuneration to be offered to the Expert, then such amount shall be determined by the Appointor whose decision shall be final and binding on the Parties.

14.3 ELIGIBILITY.  Unless the Parties agree otherwise in writing, a person shall
     ------------
     not be appointed as an Expert:

     14.3.1 unless he shall be qualified by education, experience and training to determine the matter in dispute;

     14.3.2 if he has an interest or duty which would materially conflict with his role (including being a director, officer, employee or consultant to a Party or to any affiliate of a Party); or

     14.3.3 if he is a national or permanent resident of the Philippines or of any country in which SPCC or its shareholders (or their ultimate holding companies) is located.

14.4 PROCEDURES.
     -----------

     14.4.1 The following provisions shall apply to the Expert's determination:

            (a) each Party shall supply to the Expert such information as the Expert may request;

            (b) at the time nominated for the hearing, each Party shall appear before the Expert (with advisors of its choosing, if the Party so desires) and present its case;

            (c) the Expert shall make his decision as soon as reasonably practicable after completion of the hearing and receipt of data, information and submissions supplied and made to him by the Parties not later than thirty Days after he has confirmed to the Parties acceptance of his appointment;

            (d) the Expert shall ignore any data, information or submissions supplied and made after thirty Day period referred to in subparagraph (c) above unless the same are furnished in response to a specific request from him;

            (e) the Expert shall be entitled to obtain such independent professional and/or technical advice as he may reasonably require and to obtain any necessary secretarial assistance as is reasonably necessary; and

            (f)  the Expert shall give full written reasons for his decision.

     14.4.2 All communications between the Parties and the Expert or the Appointor shall be made in writing and a copy thereof provided simultaneously to the other Party. No meeting between the Expert or the Appointor and the Parties or either of them, shall take place unless both Parties have a reasonable opportunity to attend any such meeting.

     14.4.3 The Expert shall be deemed not to be an arbitrator but shall render his decision as an expert and the procedural laws relating to arbitration shall not apply to the Expert or his determination or the procedure by which he reaches his decision.

     14.4.4 The determination of the Expert shall be final and binding upon the Parties upon the delivery to them of the Expert's written determination, save in the event of fraud, mistake or manifest error.

     14.4.5 Each Party shall bear the costs of providing all data, information and submissions given by it, and the costs and expenses of all counsel, witnesses and employees retained by it, but (unless the Expert shall make any award of such costs and expenses which award, if made, shall be part of the Expert's decision) the cost and expenses of the Expert and any independent advisers to the Expert, and any costs of his appointment if he is appointed by the Appointor, shall be borne equally by the Parties.

     14.4.6 If the Expert does not render a decision within a period of ninety
            (90) Days of completion of the hearing or such longer or shorter period as the Parties may agree in writing, either Party may, upon giving notice to the other, terminate such appointment, and a new Expert shall be appointed who shall resolve the dispute in accordance with this Article 14. If the dispute is not resolved within nine months of a Party's original notice to refer the dispute to an Expert, or enforcement of this Article 14 or any decision hereunder is denied for any reason, then either Party may refer the dispute to arbitration in accordance with Article 23.

                        ARTICLE 15 - SEVERAL OBLIGATIONS

Except where specifically provided otherwise in this Agreement, the duties, obligations and liabilities of the Parties hereto are several and not joint or collective, each Party shall be liable only for its own obligations. Nothing in this Agreement shall be construed as creating an association, trust, partnership or joint venture among the Parties hereto.

                              ARTICLE 16 - NOTICES

16.1 WRITING. Unless otherwise stated, each communication to be made hereunder shall be made in writing.

16.2 ADDRESSES.  Any communication or document to be made or delivered by one
     ----------
     Party to another Party pursuant to this Agreement shall be made or delivered to that other Party at the following address or fax number:

            NATIONAL POWER CORPORATION

            President
            Quezon Avenue
            Corner Agham Road
            East Triangle, Diliman
            Quezon City, Philippines
            Fax (632) 921-2998

            with a copy to:

            Project Manager
            Project Management and Engineering Services Group
            Quezon Avenue
            Corner Agham Road
            East Triangle, Diliman
            Quezon City, Philippines
            Fax (632) 921-2998

            SAN PASCUAL COGENERATION COMPANY INTERNATIONAL B.V.

            Managing Director
            8/F 6750 Ayala Avenue
            1226 Makati, Metro Manila
            Philippines
            Fax (632) 892-7755
            with a copy to:

            3521 CB Utrecht
            The Netherlands
            Croeselaan 18
            Fax (31-30) 21-6944
            Attention: Managing Directors

or such other address notified by that Party to the other Parties by giving not less than 15 Days notice of such change of address, and shall be deemed effective (i) in the case of any communication made by fax, with correct confirmation, when dispatched to such fax number, and (ii) in the case of any communication made by letter, when left at that address or otherwise received by the addressee.

                              ARTICLE 17 - WAIVER

None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist, in any one or more instances, upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

                       ARTICLE 18 - BENEFIT OF AGREEMENT

18.1 ASSIGNMENT BY NPC. NPC may assign or transfer all or any part of its rights, benefits or obligations hereunder, and may merge or consolidate with any other company which is wholly or partially owned by the Republic of the Philippines where the surviving entity adopts and becomes fully liable to perform NPC's obligations hereunder and such merger or consolidation does not affect the validity and enforceability of the Performance Undertaking.

18.2 NPC PRIVATIZATION.
     ------------------

     18.2.1 In the event of restructuring and/or privatization of NPC in furtherance of law or regulation coming into effect after the signing of this Agreement, NPC may assign all or any part of its rights and obligations under this Agreement to any person to whom the Performance Undertaking (to the extent applicable to the obligations assigned) is extended in respect of the obligations assigned.

     18.2.2 Except as set forth in Article 18.2.1 above, NPC has the right to assign all or any of its rights and obligations under this Agreement to any person or persons, provided that the assignee shall have obtained and maintained for two Years an investment grade credit rating from Standard & Poors or Moody's Investor Service or any other internationally recognized rating agency for its long-term, unsecured, unguaranteed U.S. Dollar or Japanese Yen debts.

18.3 ASSIGNMENT BY SPCC. SPCC may not, without the consent of NPC, transfer all or any of its obligations hereunder except that, for the purposes of arranging or rearranging financing for the Project, and ascending this Agreement to SPCC Philippines, SPCC may assign or transfer to any person or entity providing financing to the Project, all or any part of its rights and benefits hereunder as security for the indebtedness. NPC shall duly acknowledge any such assignment or transfer of which it is given notice and shall cooperate in good faith in executing required documents and consents required by the lending party or institution. SPCC shall remain jointly and severally liable with SPCC Philippines for the obligations under this Agreement upon the ascension by SPCC Philippines.

18.4 SPCC PHILIPPINES.  The importation into the Philippines of all equipment
     -----------------
     for the Project and all other work in connection with the Project which necessarily has to be performed in the Philippines and which SPCC agrees to be responsible for hereunder shall be carried out by SPCC Philippines which shall undertake to perform SPCC's obligations to perform such work and in consideration of which NPC shall pay fees as provided in Part B of Article 6; for such purpose, SPCC, NPC and SPCC Philippines (whose participation SPCC shall procure) shall execute and deliver the Accession Undertaking, upon the effectiveness of which SPCC Philippines shall become a party hereto without the need for any further action on the part of SPCC or NPC .

18.5 EFFECT OF ASSIGNMENT.  Except as set forth in Article 18.4, no assignment
     --------------------
     shall be effective until the assignee has delivered to the Parties a written undertaking (in form and content reasonably satisfactory to them) accepting and assuming the rights and obligations to be assigned. Thereupon, the assignor shall be relieved of its obligations to the extent assigned except for any obligations accrued before the effective date of the assignment. Such accrued obligations shall also become the obligations of the assignee.

                        ARTICLE 19 - DISPUTE RESOLUTION

19.1 REGULAR MEETINGS.  Throughout the Cooperation Period representatives of NPC
     -----------------
     and SPCC shall meet regularly at not less than yearly intervals, or as the need arises, to discuss the progress of the Project and the operation of the Cogeneration Power Production Facility in order to ensure that the arrangement between the Parties hereto proceeds on a mutually satisfactory basis.

19.2 AMICABLE SETTLEMENT.  Without prejudice to Article 14, the Parties hereto
     --------------------
     agree to seek in good faith to resolve any dispute, controversy or claim arising out of, or relating to, this Agreement, or the breach, termination or invalidity thereof, or in the interpretation of any of the provisions thereof by discussion. Failing such resolution, either Party may require by notice to the other that the matter be referred to their respective senior executives with decision making authority for resolution and each Party shall procure that its senior executive seeks in good faith to resolve the matter by discussion with the other. Such dispute or differences and the joint decision of such senior executives shall be binding upon the Parties hereto and in the event that a settlement of any such dispute or difference is not reached pursuant to this Article 19.2 then the provisions of Article 23 shall apply.

                         ARTICLE 20 - ENTIRE AGREEMENT

This Agreement constitutes or expressly refers to the entire agreement of the Parties in respect of the subject matter hereof and all previous agreements, arrangements, understandings and representations, express or implied and whether oral or written are of no force and effect.

                           ARTICLE 21 - GOVERNING LAW

21.1 This Agreement shall be governed by and construed in accordance with the laws of the Republic of the Philippines except such of those laws as would direct the application of the laws of another jurisdiction. Without prejudice to Article 23, the Parties may by mutual agreement waive the arbitration requirements of Article 23 and, in such event, the Parties submit to the non-exclusive jurisdiction of the proper courts of Quezon City, Metropolitan Manila, Philippines for the hearing and determining of any action or proceeding arising out of or in connection with this Agreement.

21.2 Neither Party shall be relieved of any obligation under this Agreement pending the resolution of a dispute pursuant to Articles 14 or 23 or otherwise.

                            ARTICLE 22 - DISCLAIMER

Except to the extent provided in this Agreement, in no event shall either Party be liable to the other Party for any indirect, special, incidental, consequential or exemplary damages with respect to any claim arising out of this Agreement, whether based upon contract, tort (including negligence), strict liability, patent, trademark, or servicemark or otherwise.

                            ARTICLE 23 - ARBITRATION

Subject to Article 19.2 and without prejudice to Article 14 , any dispute, controversy or claim arising out of or relating to, this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect at the time of such dispute. Arbitration under this Agreement shall be conducted by three (3) arbitrators, each party having the power to appoint one of the arbitrators. The third arbitrator shall be selected in accordance with the UNCITRAL Rules, as shall either of the other two arbitrators if, after a period of 30 Days from receipt of a written demand for arbitration, no such arbitrator has been appointed. In the selection of any arbitrator, consideration shall be given to the arbitrator's familiarity with power contracts and experience in dispute resolution between parties, as a judge or otherwise. The arbitrators shall have the authority to issue appropriate remedies including monetary judgments and specific performance of this Agreement after taking into consideration any appropriate amendments proposed by such arbitrators. Any decision by the arbitrators shall be binding and non-appealable, and maybe enforced by any court of competent jurisdiction.

The place of arbitration shall be Singapore, or such other site as may be agreed by the Parties. The language to be used in the arbitration proceedings shall be English.

                             ARTICLE 24 - IMMUNITY

To the extent that NPC may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets or revenues such immunity (whether or not claimed), NPC agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

                        ARTICLE 25 - EFFECT OF HEADINGS

Article, Part, Article, and/or paragraph headings appearing in this Agreement are inserted for convenience only and shall not be construed as interpretation of text.

                           ARTICLE 26 - SEVERABILITY

If any term of this Agreement is finally declared to be invalid by competent courts, the other terms hereof shall not thereby be affected or impaired and shall continue in full force and effect and the Parties shall, in good faith, seek to negotiate valid substitute provisions which shall as nearly as possible preserve the commercial balance between them.

                             ARTICLE 27 - LIABILITY

27.1 LIMIT OF LIABILITY.
     -------------------

     (a) Except in the case of intentional breach or gross negligence, the liability of SPCC to NPC, to the extent the loss or damage suffered by NPC is attributable to SPCC'S failure to achieve a Milestone or to supply Contracted Capacity, Net Electrical Output or Ancillary Services, or to maintain the 60% plant Thermal Efficiency in accordance with this Agreement shall be limited to the payment of the specific amounts mentioned in Article 3.10 and the Third Schedule and the loss of income from application of the penalties mentioned in the Eighth Schedule, at the times mentioned in this Agreement.

     (b) Except in the case of intentional breach or gross negligence, the liability of NPC to SPCC for any breach by it of this Agreement on or after the Commercial Operation Date, to the extent the loss or damage suffered by SPCC is attributable to its being prevented from supplying Contracted Capacity, Net Electrical Output or Ancillary Services, shall be limited to the payment of Availability Fees at the times mentioned in this Agreement, the penalties, if any, awarded by the Expert pursuant to Article 4.6.3 of this Agreement, and, if such breach results in termination of this Agreement by SPCC, to the payment of the Termination Price.

     (c) Without prejudice to Article 4.7, and except in the case of intentional breach or gross negligence, the liability of NPC for any breach by it of this Agreement before the Commercial Operation Date, to the extent the loss or damage suffered by SPCC is attributable to SPCC's being delayed in the prosecution of the Project, shall be limited to the payment of the reasonable additional costs and expenses incurred by SPCC as a consequence thereof, the penalties, if any, awarded by the Expert pursuant to Article 4.6.3 of this Agreement, and, if such breach results in termination of this Agreement by SPCC, to payment of the specific amounts mentioned in Article 7.5.1(b).

27.2 NPC INDEMNITY.  NPC shall defend, indemnify and hold harmless SPCC, and its
     --------------
     officers and employees, from and against any claim of any third party for loss, damage, cost or expense suffered as a result of any interruption of electricity supply or any other disruption or surge of electricity supply arising out of or in connection with this Agreement, howsoever occasioned, and NPC shall indemnify SPCC against any loss, cost or expense resulting from damage to the Cogeneration Power Production Facility caused or resulting from any interruption or disruption or surge of electricity along the Transmission Line, unless and to the extent that such loss, cost or expense would have been avoided had any safety and protective equipment installed on the Site by SPCC not failed to operate within the specifications agreed between NPC and SPCC, except to the extent the result of gross negligence or willful misconduct by SPCC.

27.3 CROSS INDEMNITY.  Subject to Article 27.1 and 27.2, each of NPC and SPCC
     ----------------
     ("Indemnifying Party") shall defend, indemnify and hold harmless the other, its directors, officers, employees and agents (including but not limited to affiliates and contractors and their employees) from and against all liabilities, damages, losses, penalties, claims, demands, suits, costs, expenses (including reasonable attorney's fees and expenses) and proceedings of any nature whatsoever for bodily injury (including death) or property damage (but not economic loss or any other consequential damage) that result from the performance under this Agreement by or on behalf of that Party (including, with respect to SPCC, the engineering, design, construction, financing, purchase, acquisition, acceptance, delivery, ownership, possession, operation, use, leasing, maintenance, repair, reconditioning, return, abandonment or other application or disposition of the Cogeneration Power Production Facility and any fuel, equipment, materials or supplies used therein, by-products (including steam, waste products or emissions therefrom)), except to the extent that such injury and/or any damage is attributable to the negligent or intentional act or omission of the Party seeking to be indemnified or its directors, officers, employees, representatives or agents); in the event such injury or damage results from the joint or concurrent negligent or intentional act or omission of the Parties, each shall be liable under this indemnification for the proportion attributable to its relative degree of fault.

             ARTICLE 28 - EFFECTIVE DATE AND CONDITIONS PRECEDENT

28.1 EFFECTIVE DATE
     --------------

     28.1.1 Within ten (10) Days from the execution of this Agreement by the Parties, SPCC shall deliver to NPC (each in form and substance satisfactory to NPC):

            (i) copies of the memorandum and articles of incorporation of SPCC, certified as true and correct by a director of SPCC;

            (ii) a certificate of a director of SPCC, confirming the approval of the board of directors of SPCC to the execution, delivery and performance of SPCC of this Agreement;

            (iii) the Proponents' Agreement, duly executed by all persons (other than NPC and SPCC Philippines), expressed to be the Party thereto;

            (iv) a certificate of a director or officer of each Proponent, confirming the approval of the board of directors of such Proponent to the execution, delivery and performance by such Proponent of the Proponents' Agreement; and

            (v)   the Development Bond;

            except to the extent waived by NPC. If SPCC fails so to deliver all of these items, at NPC's option this Agreement shall immediately terminate and be of no force or effect.

     28.1.2 The Effective Date shall be the date on which last occurs the following ("Conditions Precedent"):

            (i) the delivery to SPCC of a certificate of the Corporate Secretary of NPC confirming the approval of the National Power Board to the execution, delivery and performance by NPC of this Agreement.

            (ii) the delivery to SPCC of a legal opinion of the General Counsel of NPC in the form of set out in the Thirteenth Schedule;

            (iii) Notice to Proceed issued by NPC to SPCC in the form and substance required under Law;

            (iv) the receipt by NPC and delivering to SPCC of a legal opinion of the Secretary of Justice of the Republic of the Philippines as to the validity, enforceability and binding effect of the Performance Undertaking;

            (v) the receipt by NPC of the registration by the Bangko Sentral ng Pilipinas of the Build Own Operate scheme covered by this Agreement which is required to allow NPC to purchase foreign exchange from the Philippine banking system to service payments due under this Agreement;

            (vi) the receipt by SPCC of a Performance Undertaking of the Republic of the Philippines in the form and terms of the Eleventh Schedule which it requires to perform its obligations under this Agreement;

            (vii) the receipt by SPCC of an opinion of the National
                  Electrification Administration and the Energy Regulatory Board confirming that the operation by SPCC of the Cogeneration Power Production Facility will not constitute a public utility so as to require a franchise, certificate of public convenience or other similar license which it requires to perform its obligations under this Agreement;

            (viii)the registration of SPCC Philippines with the Securities and
                  Exchange Commission of the Republic of the Philippines which it requires to perform its obligations under this Agreement, and delivering to NPC copies of its organizational documents, certified as true and correct by a director of SPCC Philippines, together with the Accession Undertaking, duly executed by SPCC and SPCC Philippines, and a counterpart of the Proponents' Agreement, duly executed by SPCC Philippines;

            (ix) the registration of SPCC Philippines with the Board of Investments of the Republic of the Philippines as a pioneer enterprise under the Omnibus Investments Code of 1987 which it requires to perform its obligations under this Agreement, containing the conditions and the incentives which a registered enterprise may be entitled to under the 1996 Investments Priorities Plan which SPCC has based its proposal; and

            (x) the receipt by SPCC of a notice from the Bureau of Internal Revenue stating that SPCC has achieved a zero rating for its sale of electricity to NPC, subject to no conditions or qualifications;

            except to the extent waived by SPCC in respect of Articles 28.1.2
            (i), (ii), (iii), (iv), and (x).

     28.1.3 If the Conditions Precedent mentioned in Articles 28.1.2 (i), (iii) and (iv) have not been satisfied within three months after the Contract Signing Date, SPCC shall have the right to terminate this Agreement, whereupon NPC shall return the Bid Bond or Development Bond, whichever is effective, to SPCC and this Agreement shall be of no further force or effect. Each Party shall bear its own costs and expenses.

     28.1.4 If the Conditions Precedent mentioned in Articles 28.1.2 (v) to (ix) above have not been satisfied within six months after the Contract Signing Date, this Agreement shall terminate (unless the Parties otherwise agree) and be of no further force or effect and each Party shall bear its own costs and expenses. The Development Bond will be returned to SPCC.

     28.1.5 If the Condition Precedent mentioned in Article 28.1.2(x) above has not been satisfied by September 30, 1997, this Agreement shall terminate (unless such condition precedent is waived by SPCC) and be of no further force or effect and each Party shall bear its own costs and expenses. The Development Bond will be returned to SPCC.

     28.1.6 If the Condition Precedent mentioned in Article 28.1.2 (ii) above has not been satisfied within seven months after the Contract Signing Date, this Agreement shall terminate (unless such condition precedent is waived by SPCC) and be of no further force or effect and each Party shall bear its own costs and expenses. The Development Bond will be returned to SPCC.

28.2 CONDITIONS PRECEDENT.  Until the Effective Date, except with respect to
     ---------------------
     Article 6.14 and other than as mentioned in Article 28.1, no Party shall have any obligation to the other. However, all the provisions of this Agreement related to

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

     the full enjoyment and enforcement of the obligations mentioned in this
     Article 28.1 (including those in relation to dispute resolution and giving of the notices) shall be effective on and from the Contract Signing Date to the extent they so relate.

28.3 TERMINATION FOR FAILURE TO OBTAIN CERTAIN GOVERNMENT APPROVALS.  If SPCC
     --------------------------------------------------------------
     fails to obtain the final approval and registration by the Bangko Sentral ng Pilipinas for:

     (i) any bridge or other loans to be made in non-Philippine currency by the shareholders or any other party to SPCC and for the payment of interest thereon and the payment of the principal thereof in foreign currency;

     (ii) incurring by SPCC of non-Philippine currency debt from international financial institutions or agencies, including International Finance Corporation and Asian Development Bank, the Overseas Private Investment Corporation, the Multilateral Investment Guarantee Agency, the United States Agency for International Development, for the purpose of repaying bridge loans (if any) extended by Shareholders or any other party, and for meeting the balance of the capital requirements of the Project;

     (iii)repatriation of Shareholders' investment in SPCC and the profits of such investment as allowed by the laws, rules and regulations of the Republic of the Philippines on the date the investment is made; and

     (iv) SPCC to receive payment in dollars as provided herein and to maintain an offshore dollar account or accounts,

     and such failure is not due to the fault of SPCC, then SPCC at its option may terminate the Agreement and SPCC shall have no further liability whatsoever hereunder and NPC shall not be entitled to draw upon any Bond.

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                       ARTICLE 29 - COUNTERPART EXECUTION

This Agreement may be executed in any number of counterparts which, when taken together, shall constitute one and the same agreement.

AS WITNESS the hands of the duly authorized representatives of the Parties
----------
hereto on the 10th day of September, 1997.


NATIONAL POWER CORPORATION

By:
            /s/ Guido Alfredo Delgado
            -------------------------
            GUIDO ALFREDO DELGADO
            President


SAN PASCUAL COGENERATION COMPANY INTERNATIONAL B.V.

By:
            /s/ Martin D. Considine             /s/ Robert E. Driscoll
            -----------------------             ----------------------
            MARTIN D. CONSIDINE                 ROBERT E. DRISCOLL
            Managing Director                   Managing Director



                           Signed in the presence of:

            /s/ Ariel C. Vinoya                 /s/ Patrick R. Hale
            -----------------------             ----------------------

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